Exhibit 10.1

DEED OF LEASE

between

ADVENT KEY WEST, LLC

Landlord

and

SUPERNUS PHARMACEUTICALS, INC.

Tenant

Dated January 31, 2019

DEED OF LEASE

This Lease (the “Lease”) is made this 31st day of January, 2019 (the “Effective Date”), between ADVENT KEY WEST, LLC, a Delaware limited liability company (“Landlord”), and SUPERNUS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H :

For and in consideration of the covenants herein contained and upon the terms and conditions herein set forth, the parties agree as follows:

1.                                      Introductory Provisions.

(a)                                 Fundamental Lease Provisions.  Certain Fundamental Lease Provisions are presented in this Section in summary form solely to facilitate convenient reference by the parties hereto:

1.	Demised Premises	Suite No. 1000	[See Section 2(a)]

2.	Building

Two Buildings, one of which is located at 9715 Key West Avenue, Rockville, Maryland 20850 (the “9715 Building”), and the other of which is located at 9717 Key West Avenue, Rockville, Maryland 20850 (the “9717 Building”). The Demised Premises consists of approximately: 25,832 square feet of rentable area located on the first floor of the 9715 Building; 28,101 square feet of rentable area located on the second floor of the 9715 Building; 28,325 square feet of rentable area located on the third floor of the 9715 Building; 26,788 square feet of rentable area located on the second floor of the 9717 Building; and 26,970 square feet of rentable area located on the third floor of the 9717 Building.

[See Section 2(a)]

3.	Rentable Area of Demised Premises	Subject to the provisions of Section 2(a) below, approximately 136,016 Square Feet	[See Section 2(a)]

4.	Proportionate Shares	With respect to the 9715 Building: 100%; with respect to the 9717 Building: 71.56%; with respect to the Project: 47.63% (See Exhibit G)	[See Section 2(b)]

5.	Lease Term	For a term commencing on the “Commencement Date” (as defined below) and ending on April 30, 2034	[See Section 3(a)]

6.	Commencement Date

The date that Landlord tenders possession of the Demised Premises to Tenant, in broom clean condition, with a fully executed lease termination agreement with the prior tenant of the Demised Premises having been executed, which date is estimated to be on or about February 1, 2019. The Demised Premises shall be delivered to Tenant in unoccupied condition, provided, however, there may be some furniture in the Demised Premises, which furniture Landlord shall cause to be removed from the Demised Premises after the Commencement Date.

[See Section 3(a)]

7.	Expiration Date	April 30, 2034	[See Section 3(a)]

8.	Rental Agent	Lincoln Property Company 9713 Key West Avenue Suite 110 Rockville, MD 20850	[See Section 4]

9.	Base Annual Rent and Base Monthly Rent

Period	Base Annual Rent	Base Monthly Rent	Rent Per Square Foot
Lease Year 1	$2,346,276.00	$195,523.00	$17.25
Lease Year 2	$2,393,881.56	$199,490.13	$17.60
Lease Year 3	$2,441,487.24	$203,457.27	$17.95
Lease Year 4	$2,490,453.00	$207,537.75	$18.31
Lease Year 5	$2,540,778.84	$211,731.57	$18.67
Lease Year 6	$2,591,104.80	$215,925.40	$19.05
Lease Year 7	$2,642,790.84	$220,232.57	$19.43
Lease Year 8	$2,695,837.08	$224,653.09	$19.81
Lease Year 9	$2,750,243.52	$229,186.96	$20.21
Lease Year 10	$2,804,649.96	$233,720.83	$20.62
Lease Year 11	$2,860,416.48	$238,368.04	$21.03
Lease Year 12	$2,917,543.20	$243,128.60	$21.45
Lease Year 13	$2,975,894.06	$247,991.17	$21.88
Lease Year 14	$3,035,411.95	$252,951.00	$22.31
Lease Year 15	$3,096,120.18	$258,010.02	$22.76
Partial Lease Year 16	$3,158,042.59*	$263,170.22	$23.22
	(*annualized amount)

Despite the foregoing, Landlord agrees to abate the Base Monthly Rent that is payable during the period commencing on the Commencement Date and ending on April 30, 2020 (the “Rent Abatement”).  The foregoing rent chart has been prepared on the basis that the Commencement Date of the Lease is February 1, 2019.  In the event that the Commencement Date of the Lease is any date other than February 1, 2019, then the parties shall promptly enter into an amendment of the Lease to adjust the rent chart.

10.	Intentionally Deleted

11.	Intentionally Deleted

12.	Use of Demised Premises	General office, manufacturing, storage, and laboratory use consistent with office and lab buildings in Rockville, Maryland and otherwise in accordance with all applicable laws.	[See Section 7]

13.	Security Deposit	$195,523.00	[See Section 4(h)]

14.	Intentionally Deleted

15.	Intentionally Deleted

16.	Standard Building Operating Hours:

8:00 a.m. to 6:00 p.m. Monday — Friday 9:00 a.m. to 1:00 p.m. Saturday (upon request). Tenant shall have the right to operate its business at the Demised Premises at such other days and hours as it determines in its sole discretion.

[See Section 10(a)]

17.	Building Holidays	New Year’s Day, Martin Luther King Jr. Day, Memorial Day, President’s Day, the Fourth of July, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day	[See Section 10(a)]

18.	Address for Notices to Tenant before Occupancy of Demised Premises

Supernus Pharmaceuticals, Inc.
1550 E. Gude Road
Rockville, Maryland 20850
Attn: Frank Mottola

with a copy to:

Saul Ewing Arnstein & Lehr LLP
1919 Pennsylvania Avenue, NW
Suite 550
Washington, DC 20006
Attn: Mark I. Gruhin, Esq.

[See Section 37]

19.	Address for Notices to Tenant after Occupancy of Demised Premises	At the Demised Premises	[See Section 37]

20.	Address for Notices to Landlord

Advent Key West, LLC
c/o One Maritime Management, LLC
One Maritime Plaza
Suite 2100
San Francisco, California 94111
Attn: David Monte

with a copy to:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue, 6th Floor
Potomac, Maryland 20854
Attention: Douglas K. Hirsch, Esquire

[See Section 37]

21.	Leasing Brokers	Cushman & Wakefield of Maryland, Inc. and Scheer Partners, Inc.	[See Section 38]

22.	Intentionally Deleted

23.	Name and Address of Tenant’s Resident Agent	CSC-Lawyers Incorporating Service Company 7 St. Paul Street Suite 820 Baltimore, MD 21202

(b)                                 References and Conflicts.  References appearing in Section 1(a) are intended to designate some of the other places in the Lease where additional provisions applicable to the particular Fundamental Lease Provisions appear.  These references are for convenience only and shall not be deemed all inclusive.  Each reference in this Lease to any of the Fundamental Lease Provisions contained in Section 1(a) shall be construed to incorporate all of the terms provided for under such provisions, and such provisions shall be read in conjunction with all other provisions of this Lease applicable thereto.  If there is any conflict between any of the Fundamental Lease Provisions set forth in Section 1(a) and any other provisions of the Lease, the latter shall control.

(c)                                  Exhibits.  The following drawings and special provisions are attached hereto as exhibits and hereby made a part of this Lease:

Exhibit “A”                                 Floor Plan of Demised Premises [§2(a)]

Exhibit “B”                                 Rules and Regulations [§8]

Exhibit “C”                                 Certificate of Commencement [§3(b)]

Exhibit “D”                                 Intentionally Deleted

Exhibit “E”                                  Work Agreement [§6]

Exhibit “F”                                   Permitted Equipment

Exhibit “G”                                 Proportionate Share Calculations

2.                                      Demised Premises.

(a)                                 Demised Premises.  Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the Demised Premises as specified in Section 1(a)(1) located in the Building specified in Section 1(a)(2).  The Demised Premises shall consist of approximately the square footage of rentable floor space as specified in Section 1(a)(3) and as shown on the floor plan attached hereto as Exhibit “A”, which square footage has been measured in accordance with ANSI/BOMA Method of Measurement (BOMA Z65.1 2017) (the “BOMA Method”).

(b)                                 Tenant’s Proportionate Shares.  Tenant’s Proportionate Shares of certain expenses hereinafter made payable to Landlord as Additional Rent is specified in Section 1(a)(4).  Said computations are based upon the following ratios (i) with respect to the 9715 Building, the ratio of the rentable area of the Demised Premises located in the 9715 Building to the rentable area of the 9715 Building, (ii) with respect to the 9717 Building, the ratio of the rentable area of the Demised Premises located in the 9717 Building to the rentable area of the 9717 Building, and (iii) with respect to the Project, the ratio of the total rentable area of the Demised Premises to the rentable area of the Project.  The Proportionate Shares shall be modified during the Lease Term in the event that the rentable area of the 9715 Building, 9717 Building, and/or the Project are modified.  Despite the foregoing, for so long as all buildings in the Project are owned by Landlord, the Proportionate Shares shall not change by more than two percent (2%) of the percentages referenced in Section 1(a)(4) above as a result of a remeasurement of the 9715 Building, 9717 Building, and/or the Project.

(c)                                  Project.  The 9715 Building, the 9717 Building, the Common Areas and the land upon which the same are located, along with all other buildings (including the building located at 9713 Key West Avenue (the “9713 Building”)) and improvements thereon or thereunder, including all parking facilities, are herein collectively referred to as the “Project.”

3.                                      Term.

(a)                                 Lease Term.  The term of this Lease (sometimes herein called the “Lease Term”) shall commence on the Commencement Date and, subject to sooner termination as herein provided, end on the Expiration Date.  The period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month thereafter shall constitute the first “Lease Year” as such term is used herein.  Each successive full twelve (12) month period during the Lease Term shall constitute a “Lease Year,” provided the last Lease Year shall end on April 30, 2034.

(b)                                 Inability to Deliver Possession.  If Landlord shall be unable to tender possession of the Demised Premises on the Commencement Date set forth in Section 1(a)(6), by reason of: (i) the holding over or retention of possession of any tenant or occupant; (ii) the failure to complete repairs, improvements or decoration of the Demised Premises or of the Building; or (iii) for any other reason, Landlord shall not be subject to any liability for the failure to tender possession on said date.  In the case of holding over, Landlord shall have no responsibility for any delay in tendering possession of the Demised Premises.  Under any of the aforesaid circumstances, the Commencement Date shall not occur until possession of the Demised Premises is tendered to Tenant.  No such failure to give possession on the date set forth in Section 1(a)(6) shall in any other respect affect the validity of this Lease or the obligations of Tenant hereunder, nor shall the same be construed to modify the Lease Term, which in all events shall be the number of years and months set forth in Section 1(a)(5); provided, however, that if Landlord shall not have tendered possession of the Demised Premises to Tenant within one hundred twenty (120) days after the date set forth in Section 1(a)(6), then each of Landlord and Tenant may terminate this Lease by written notice to the other.  In such event, Landlord shall refund any security deposit and advance rental payment theretofore paid by Tenant, and the parties shall thereupon be relieved of any and all liability hereunder.  If permission is given to Tenant to enter into the possession of the Demised Premises prior to the Commencement Date in Section 1(a)(6), Tenant covenants and agrees that such possession shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease and the Commencement Date will coincide with the date of occupancy.  Within fifteen (15) days after the Commencement Date, Landlord and Tenant shall execute a Certificate of Commencement in the form of Exhibit “C”.  Tenant’s failure to execute and deliver the Certificate of Commencement shall not affect the Commencement Date or the Expiration Date.

(c)                                  Acceptance of Demised Premises.  Except for latent defects in the Demised Premises and common areas which both existed prior to the Commencement Date and which Tenant gives Landlord written notice of within twelve (12) months after the Commencement Date, occupancy of the Demised Premises or any portion thereof by Tenant or anyone claiming through or under Tenant for the conduct of Tenant’s or such other person’s business therein shall be conclusive evidence that Tenant and all parties claiming through or under Tenant (a) have accepted the Demised Premises or such portion (i) as suitable for the purposes for which the Demised Premises are leased hereunder, and (ii) as complying with all requirements of Tenant with respect to the condition, order and repair thereof as required by the terms of this Lease, (b) have accepted the common areas as being in a good and satisfactory condition, and (c) have waived any defects in the Demised Premises (except as provided above in this Section 3(c)) and the Building.

4.                                      Rent.

(a)                                 Base Annual Rent.  The Base Annual Rent reserved hereunder shall be as specified in Section 1(a)(9) which shall be payable by Tenant to the Landlord during each Lease Year of the Lease Term in equal monthly installments of Base Monthly Rent each as specified in Section 1(a)(9).  Tenant shall pay the first monthly installment of Base Annual Rent upon execution of this Lease.  Tenant shall pay the remaining monthly installments of Base Annual Rent in advance, without notice or demand, and without set-off, deduction or abatement of any kind (other than the Rent Abatement and as specifically provided in Section 20 below), on or before the first day of each and every calendar month throughout the entire term of the Lease, at the office of the Rental Agent specified in Section 1(a)(8), or to such other person or at such other address as Landlord may designate by written notice to Tenant from time to time.

(b)                                 Intentionally Deleted.

(c)                                  Additional Rent.

(i)                                     General.  Whenever it is provided by the terms of this Lease that Tenant is required to make any payment to Landlord other than of Base Annual Rent, such payment shall be deemed to be additional rent (“Additional Rent”).  Unless otherwise expressly specified herein, (i) Tenant’s monthly payments toward operating expenses and Real Property Taxes shall be on or before the first day of each and every calendar month throughout the entire term of the Lease, and (ii) all other Additional Rent (i.e. other than Tenant’s payments toward operating expenses and Real Property Taxes) shall be paid by Tenant within thirty (30) days after Tenant’s receipt from Landlord of a statement showing the amount owed.  Additional Rent shall include, but not be limited to:

(ii)                                  Operating Expenses.  Commencing on the earlier to occur of the date that is ten (10) months after the Commencement Date or the date Tenant commences to use any portion of the Demised Premises for business purposes (the earlier to occur of such dates shall hereinafter be referred to as the “ADR Commencement Date”) and continuing throughout the Lease Term, Tenant agrees to pay to Landlord, as Additional Rent, Tenant’s Proportionate Shares of operating expenses (i.e., as applicable to the 9715 Building, the 9717 Building, and the Project), as set forth in Section 1(a)(4).  The term “operating expenses” shall mean any and all expenses incurred by Landlord in connection with owning, managing, operating, maintaining, servicing, insuring and repairing the 9715 Building, the 9717 Building, and the Project (as applicable, the “Applicable Building(s)”), including but not limited to: (1) wages and salaries of all employees at or below the level of property manager engaged in the management, operation or maintenance of the Applicable Building(s), including taxes, insurance and benefits relating hereto; (2) all supplies, materials, equipment and tools used in the operation or maintenance of the Applicable Building(s); (3) cost of all maintenance and service agreements for the Applicable Building(s) and the equipment therein, including but not limited to controlled access and energy management services, window cleaning and elevator maintenance; (4) cost of all insurance relating to the Applicable Building(s), including the cost of casualty, liability and rent loss insurance applicable to the Applicable Building(s) and Landlord’s personal property used in connection therewith; (5) general and special repairs and maintenance; (6) management fees (not to exceed 3% of the gross revenues of the Applicable Building(s)); (7) legal, accounting, auditing and other professional fees; (8) the cost of any additional services not provided to the Applicable Building(s) at the Commencement Date of the Lease Term, but thereafter provided by Landlord to all tenants of the Applicable Building(s) (unless such additional services are specifically requested by Tenant and Landlord agrees to provide them) in the prudent management of the Applicable Building(s); (9) intentionally deleted; (10) costs for char service for common areas and cleaning supplies; (11) costs for utility services such as electricity, gas, water and sewage, including the cost of heating and cooling the Applicable Building(s); (12) the cost of any capital improvements or alterations made to the Applicable Building(s) after the Commencement Date, that reduce (or reduce further increases in) other operating expenses, or which are required under any governmental law or regulation that was not applicable to the Applicable Building(s) as of the Effective Date, such cost to be amortized over the useful life of the capital improvement or capital alteration, together with interest on the unamortized balance at the rate paid by Landlord on funds borrowed for the purposes of constructing said capital improvements; (13) transportation district fees, parking district fees, and the cost of other amenities required by law; (14) cost of onsite building management office expenses and directly allocable offsite management expenses, including telephone, rent, stationery and supplies; (15) costs of all elevator and escalator (if installed in the Applicable Building(s)) maintenance and operation; (16) cost of providing security; (17) cost of providing garbage and snow removal and pest control; (18) cost of decoration of common areas; (19) cost of landscaping; (20) cost of maintenance and operation of the parking area; (21) costs and fees charged and/or assessed in connection with any business improvement district that is applicable to the Applicable Building(s); (22) the cost of operating, replacing, modifying and/or adding improvements or equipment mandated by any law, statute, regulation or directive of any governmental agency (including, but not limited to, the cost of complying with the Americans With Disabilities Act and regulations of the Occupational Safety and Health Administration) enacted after the Effective Date and any repairs or removals necessitated thereby; (23) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners; (24) any business property taxes or personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection with the operation of the Building; (25) the cost of all business licenses, including Business Professional and Occupational License Taxes and Business Improvements Districts Taxes, any gross receipt taxes based on rental income or other payments received by Landlord, commercial rental taxes or any similar taxes or fees; (26) transportation taxes, fees or assessments, including but not limited to, mass transportation fees, metrorail fees, trip fees, regional and transportation district fees; (27) all costs and expenses associated with or related to the implementation by Landlord of any transportation demand management program or similar program; (28) fees assessed by any air quality management district or other governmental or quasi-governmental entity regulating pollution; (29) the cost of any other service provided by Landlord or any cost that is elsewhere stated In this Lease to be an “operating expense”; (30) operating expenses incurred in connection with the Project to the extent that they are attributable to the Applicable Building(s); (31) a reasonable rental rate and all other costs for the operation and maintenance of a fitness facility; and (32) a reasonable rental rate and all other costs for the operation and maintenance of a conference facility.  Real Property Taxes (as defined in Section 5 hereof) shall be paid in accordance with Section 5 below and shall not be included in operating expenses.  Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the operating expenses among different tenants of the Project or among the different buildings which comprise the Project (the “Cost Pools”).  Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project and the retail space tenants of the Project.  Notwithstanding anything in this Lease to the contrary, the preceding list is for definitional purposes only and shall not impose any obligation upon Landlord to incur such expenses or provide such services.  Operating expenses shall not include any of the following: (i) costs or expenses relating to Landlord’s obligation to construct leasehold improvements, alterations and decorations or other work for tenants of the Building; (ii) costs incurred in connection with the making of repairs which are the obligation of another tenant of the Building; (iii) advertising and promotional expenditures or contributions or gifts; (iv) costs incurred in connection with Landlord’s preparation, negotiation and/or enforcement of leases, including court costs and attorneys’ fees and disbursements in connection with any summary proceeding to dispossess any tenant; (v) financing and refinancing costs in respect of any mortgage placed upon the Project, including points and commissions in connection therewith; (vi) interest or penalties (including late fees) for any late payments by Landlord; (vi) costs (including, without limitation, attorneys’ fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability; (vii) wages, salaries or other compensation or benefits paid to any Building employee to the extent that the same is not allocable to the work or service provided by such employee to the Project; (viii) Real Property Taxes (as defined below); (ix) leasing and brokerage fees and commissions; (x) interest or amortization on any loan or mortgage with respect to the Project; (xi) depreciation, amortization and/or other non-cash charges; (xii) costs or repairs or replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain whether or not insurance proceeds or a condemnation aware are recovered or adequate for such purposes; (xiv) costs of any heating, ventilating, air-conditioning, provided to some, but not all other tenants during other than standard operating hours for the Building; (xiv) legal and auditing fees or other professional fees, other than those reasonably incurred in connection with the maintenance and routine operation of the Project; (xv) any rent, additional rent or other charge under any lease of sublease to or assumed by Landlord; (xvi) salaries and fringe benefits of personnel above the grade of property manager; wages, salaries and other compensation paid for clerks or attendants in concession or newsstands operated by Landlord; (xvii) rent or other charges payable under any ground lease; (xviii) costs of any item or service which is reimbursable to Landlord by other tenants or third parties (other than for operating expenses or Real Property Taxes); (xix) lease payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were to have been purchased; (xxi) any expenditures on account of Landlord’s acquisition of air or similar development rights; (xxii) costs for which Landlord is actually reimbursed by any insurance; (xxiii) any costs which exceed arm’s length competitive market prices for goods or services; (xxiv) costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, such as trustee’s fees, annual fees, partnership organization or administration expenses, deed recordation expenses, legal and accounting fees (other than with respect to Building operations); (xxv) costs arising from the presence of hazardous materials or substances in or about or below the Project, including without limitation, hazardous substances in the groundwater or soil; (xxvi) costs directly resulting from the gross negligence or willful misconduct of Landlord, its employees, agents, contractors or employees; (xxvii) costs or fees relating to the defense of Landlord’s title or interest in the real estate containing the Building or any part thereof; (xxviii) costs incurred due to violation by Landlord of the Lease; (xxix) costs related to renovation of the Project made necessary by the exercise of eminent domain; (xxx) any reserves for repairs, maintenance, and replacements; (xxxi) costs of acquisition of sculpture, paintings, or other objects of art; (xxxii) cost of capital expenditures except as expressly permitted above; (xxxiii) bad debt losses; and (xxxiv) charitable or political contributions.  Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Building is not fully occupied during any calendar year, an adjustment shall be made in computing the operating expenses which vary with occupancy for such year so that the operating expenses shall be computed for such year as though the Building had been ninety-five (95%) percent occupied during such year.  In the event that specific tenants are billed directly for certain charges normally covered under operating expenses, Tenant’s pro rata share will be appropriately adjusted.  In no event shall the provisions of this paragraph enable Landlord to collect more than 100% of the expenses incurred by Landlord in connection with owning, managing, operating, maintaining, servicing, insuring and repairing the Building.  Upon Tenant’s request, Tenant shall have the right to consult with Landlord regarding the annual operating expense budget for the Applicable Building(s); it being understood and agreed, however, that Tenant shall not have any approval rights regarding the annual operating expense budget for the Applicable Building(s).

(iii)                               Landlord’s Enforcement Costs.  Additional Rent shall include any and all expenses incurred by Landlord, including reasonable attorneys’ fees, for the collection of monies due from Tenant and the enforcement of Tenant’s obligations under the provisions of this Lease.  When Landlord, at Tenant’s expense, performs an obligation of Tenant pursuant to the terms of this Lease, the costs and expenses (including overhead) incurred by Landlord in performance of such obligations shall be Additional Rent.

(d)                                 Additional Rent Estimates and Adjustments.

(i)                                     In order to provide for current monthly payments of Additional Rent, Landlord shall submit to Tenant prior to January 1st of each year a written statement of Landlord’s estimate of the amount of operating expenses described in Section 4(c)(ii) above.  Commencing on the ADR Commencement Date and continuing throughout the Lease Term, Tenant shall pay each month one-twelfth (1/12th) of Tenant’s Proportionate Share of Landlord’s estimate of the operating expenses.  Landlord may revise its estimate of operating expenses at any time during a calendar year, but no more than once per calendar year, by written notice to Tenant, setting forth such revised estimate and Tenant’s Proportionate Share of the estimated operating expenses.  In such event, all monthly payments made by Tenant after such notice shall be in an amount calculated on the basis of such revised estimate.

(ii)                                  If payment of Additional Rent begins on a date other than January 1st under this Lease, in order to provide for current payments of Additional Rent through December 31st of that partial calendar year, Landlord shall submit to Tenant a statement of Landlord’s estimate of Tenant’s Additional Rent for that partial year, stated in monthly increments.  Tenant shall make the monthly incremental payments of estimated Additional Rent, together with its installments of operating expenses.

(iii)                               After the end of each calendar year, Landlord will as soon as practicable (but not later than May 31st of the following year, unless there has been a sale or refinance of a building(s) within the Project during the prior year, in which event the May 31st date shall be extended to August 31st) submit to Tenant a statement of the actual operating expenses for the preceding calendar year.  If the amount paid by Tenant during the previous year (x) was less than Tenant’s Proportionate Share of the actual operating expenses for the year, Tenant shall pay to Landlord such underpayment within thirty (30) days after its receipt of such statement, and (y) exceeded Tenant’s Proportionate Share of actual operating expenses for the year, the excess shall be credited toward payment of the next installment of operating expenses to be paid by Tenant after Tenant receives said statement from Landlord.  If the amount paid by Tenant during the last calendar year of the Lease Term exceeds Tenant’s Proportionate Share of actual operating expenses for such year, Landlord shall pay Tenant the excess amount within thirty (30) days after Landlord’s submission to Tenant of the aforesaid operating expense statement for such calendar year.

(iv)                              Within ninety (90) days after receipt of Landlord’s statement showing actual figures for the year, Tenant shall have the right to request a statement of operating expenses of the Building and copies of real estate tax bills, which shall be supplied to Tenant within a reasonable time after Tenant’s written request.  No such request shall extend the time for payments as set forth in Section 4(c) or Section 4(d)(iii) above.  Unless Tenant asserts error(s) within sixty (60) days after Landlord has complied with Tenant’s request, Tenant shall waive the right to contest the statement of actual figures for the year submitted by Landlord.  If Tenant timely asserts specific error(s) and supports such errors, in writing, and it shall be determined that there is an error in Landlord’s statement, Tenant shall be entitled to a credit for any overpayment.  If it is determined that there is an error in Landlord’s statement with respect to a particular operating expense, the parties agree that in no event shall the parties adjust the operating expenses (i.e., to which such error relates) which were paid two (2) or more years prior to the date of such audit.

(v)                                 In addition to Tenant’s rights under Section 4(d)(iv), Landlord shall, upon Tenant’s written request which shall be made no later than ninety (90) days after receipt of Landlord’s statement of the actual increase incurred in operating expenses pursuant to Section 4, permit Tenant or its agent who will not be compensated on a contingent basis to inspect such of its records as are reasonably necessary to certify that the calculation of increases in operating expenses set forth in such statement were made in accordance with the applicable provisions of this Lease; provided, however, that Tenant shall not be entitled to delay any payment under this Lease during the pendency of any such inspection.  Despite the foregoing, if Tenant is using a certified public accountant to audit Landlord’s records, then as an express condition of Tenant’s certified public accountant conducting such inspection, Tenant and Tenant’s certified public accountant shall certify in writing to Landlord that such certified public accountant (i) is being compensated by Tenant on an hourly basis to conduct such audit, and (ii) is not being compensated, in whole or in part, on a contingency basis or a percentage of savings basis.  Tenant shall bear all costs of any such inspection.  Tenant shall keep the results of any such audit confidential, and shall require Tenant’s attorneys, accountants, and advisors to keep the results of such audit confidential, except to the extent (x) reasonably required to be revealed in any legal action between Landlord and Tenant relating to operating expenses, or (y) as may be required by law.  Despite the foregoing, in the event it is determined that Landlord has overstated the amount of operating expenses (x) that are payable by Tenant during any calendar year, Landlord shall, within thirty (30) days thereafter, refund such overpayment to Tenant, and (y) by five percent (5%) or more, then Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant to conduct such audit, provided in no event shall any such reimbursement for the cost of the audit exceed the sum of Ten Thousand 00/100 Dollars ($10,000.00).  Tenant shall pay Landlord, on demand and as Additional Rent, Landlord’s invoice for: (a) the photocopying of documents; (b) the retrieval of documents from Landlord’s storage archives; (c) the time spent by Landlord’s employees in supervising, coordinating, and cooperating with the inspection; and (d) any other expenses of Landlord incidental to the inspection.

(e)                                  Taxes on Tenant’s Property.  Tenant shall be liable for, and shall pay at least ten (10) days before delinquency, all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Demised Premises.  If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed value of the Demised Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, and if Landlord, after written notice to Tenant, pays the taxes based upon such increased assessments (which Landlord shall have the right to do regardless of the validity thereof, but under protest if requested by Tenant), Tenant shall upon demand repay to Landlord a sum equal to the taxes levied against Landlord or the portion of such taxes resulting from such increase in the assessment; provided that, in any such event, Tenant shall have the right, at Tenant’s sole cost and expense, to bring suit to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

(f)                                   Payment of Rent.  Any rent payable for a portion of a month shall be prorated based upon a thirty (30)-day calendar month.  Any Base Annual Rent or Additional Rent which is not paid within five (5) days after the same is due shall bear interest at fifteen percent (15%) per annum or the highest legal rate, whichever is lower (the “Default Rate”), from the due date until the date received by Landlord.  In the event the Wall Street Journal ceases to be published or no longer publishes the prime rate, then the prime rate shall be the prime rate of a bank reasonably selected by Landlord who publishes or announces a prime rate.  No payment by Tenant or receipt by Landlord of lesser amounts of rent than those herein stipulated shall be deemed to be other than on account of the earliest unpaid stipulated rent.  No endorsement or statement on any check or any letter accompanying any check or payment as rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.  In addition, in the event Base Annual Rent or Additional Rent is not paid within five (5) days of its due date, Landlord, at its sole option, may assess a late charge equal to five percent (5%) of the Base Monthly Rent or Additional Rent, as applicable, as liquidated damages for the additional administrative charges incurred by Landlord as a result of such late payment.  Despite the foregoing, Landlord shall waive such interest and late charge on the first (1st) occasion during any twelve (12) month period in which Tenant does not timely pay Base Annual Rent or Additional Rent, provided that

Tenant pays such installment of Base Annual Rent or Additional Rent to Landlord within five (5) days after the date Tenant receives notice that such amount is past due.  If Landlord receives from Tenant two or more returned or “bounced” checks in any twelve (12) month period, Landlord may require all future rent by cashier’s or certified check.

(g)                                  Survival of Rent Obligation.  The obligation of Tenant with respect to the payment of Additional Rent shall survive the termination of this Lease or assignment thereof.

(h)                                 Security Deposit.  Tenant has deposited with Landlord simultaneously with the execution of this Lease, the amount stipulated in Section 1(a)(13) as a deposit (the “Security Deposit”) to secure the prompt performance of Tenant’s obligations hereunder.  The Security Deposit may be commingled with Landlord’s general funds, if permitted by law.  Landlord shall have the right, but shall not be obligated, to apply all or any portion of the Security Deposit to cure any default, in which event Tenant shall be obligated to deposit with Landlord the amount necessary to restore the Security Deposit to its original amount within five (5) days after written notice from Landlord.  To the extent not forfeited or otherwise used as provided herein, and provided the Demised Premises are vacated in good condition, reasonable wear and tear excepted, as described in Section 16 of this Lease, the Security Deposit shall be returned, without interest, to Tenant within thirty (30) days after the termination of this Lease.  Landlord may deliver the Security Deposit to the purchaser or any assignee of Landlord’s interest in the Demised Premises or the Building, whereupon Landlord shall be discharged from any further liability with respect to the Security Deposit.  This provision shall apply also to any and all subsequent transferors of the Landlord’s interest in this Lease.  If the Tenant fails to take possession of the Demised Premises as required by this Lease, the Security Deposit shall not be deemed liquidated damages and Landlord’s use of the Security Deposit pursuant to this Section 4 shall not preclude Landlord from recovering from Tenant all additional damages incurred by Landlord.

5.                                      Real and Personal Property Taxes.

(a)                                 Payment of Taxes.  Commencing on the ADR Commencement Date, and continuing throughout the balance of the Lease Term, Tenant shall pay to Landlord during the Term hereof, in addition to Base Annual Rent and Tenant’s Proportionate Share of operating expenses, Tenant’s Proportionate Share of the “Real Property Taxes” (as defined in Section 5(b) below).  Tenant’s Proportionate Share of Real Property Taxes shall be payable by Tenant at the same time, in the same manner and under the same terms and conditions as Tenant pays Tenant’s Share of operating expenses as provided in Section 4 of this Lease.

(b)                                 Definition of “Real Property Tax.”  The term “Real Property Tax” shall mean all taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, now or hereafter assessed, levied or imposed upon the Building, and the land on which it is built, including, without limitation, vault fees and charges, arena taxes, front foot benefit charges and adequate public facility costs and assessments, together with (i) any tax, assessment, or other imposition in the nature of a real estate tax, (ii) any ad valorem tax on rent or any tax on income if imposed in lieu of or in addition to real estate taxes and assessments, and (iii) any taxes and assessments which may hereafter be substituted for real estate taxes, including by way of illustration only, any tax, assessment or other imposition (whether a business rental or other tax) now or hereafter levied for Tenant’s use or occupancy of or conduct of business at the Demised

Premises, on Tenant’s improvements to or furniture, fixtures or equipment in the Demised Premises, or imposed upon the rent payments.  Real Property Taxes shall not include any federal, state or local tax on income or any inheritance, estate, succession, transfer, recordation, gift, franchise or corporation tax.  In the event that Landlord elects to contest Real Property Taxes, then reasonable expenses incurred by Landlord in obtaining or attempting to obtain a reduction of any Real Property Taxes shall be added to and included in Real Property Taxes.

(c)                                  Reassessments.  From time to time Landlord may challenge the assessed value of the Project as determined by applicable taxing authorities and/or Landlord may attempt to cause the Real Property Taxes to be reduced on other grounds.  In the event that Tenant reasonably requests that Landlord challenge the assessed value of the Building, then Landlord shall do so.  If Landlord is successful in causing the Real Property Taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter collectively referred to as a “reduction”), Landlord shall credit the reduction(s) to Real Property Taxes for the calendar year to which a reduction applies and to recalculate the Real Property Taxes owed by Tenant for years after the year in which the reduction applies based on the reduced Real Property Taxes.  All costs incurred by Landlord in attempting to obtain or obtaining the Real Property Tax reductions shall be considered an operating expense and Landlord shall determine, in its sole discretion to which years any reductions will be applied.  In addition, all accounting and reasonable related costs incurred by Landlord in calculating new Base Years for tenants and in making all other adjustments shall be an operating expense.

6.                                      As-Is.

(a)                                 Except as provided in this Section 6(a), Tenant is leasing the Demised Premises in its as-is condition.  Landlord at its sole cost and expense, shall deliver the Demised Premises ready for occupancy to Tenant with:

(i) all mechanical, electrical, backup generators and related infrastructure, sprinkler, fire alarm, HVAC and plumbing systems in good working order as of such date of delivery;

(ii) the Building (including restrooms) being in compliance with building codes as of the Commencement Date, including but not limited to ADA in accordance with Tenant’s preliminary plans and as a lab, research, manufacturing facility use; and

(iii) all existing furniture having been removed, except for select conference rooms to be determined by Tenant in writing within ninety (90) days after the Effective Date.

(b)                                 Vertical Chases; Generator.  Notwithstanding anything herein to the contrary, (x) Landlord shall have the right to install vertical chases to provide exhaust and fresh air for the 1st floor of the 9717 Building, the location of which chases will be mutually agreed to by Landlord and Tenant, and (y) Landlord reserves the right to relocate one of the smaller generators to the building located at 9713 Key West Avenue, Rockville, Maryland (the “9713 Building”).

(c)                                  Tenant’s Work.  Tenant shall cause the Tenant’s Work to be performed in accordance with the provisions of the Work Agreement that is attached to and made a part hereof as Exhibit E of this Lease;

(d)                                 Permits.  Tenant shall be responsible for obtaining all permits or licenses necessary for its lawful occupancy of the Demised Premises.  This requirement shall not relieve Tenant of its liability for Base Annual Rent from the Rent Commencement Date in the event all of said permits have not been acquired prior thereto.

7.                                      Use of Demised Premises.

(a)                                 Use.  Tenant shall use and occupy the Demised Premises for the singular purpose specified in Section 1(a)(12) and for no other purpose whatsoever.  Tenant shall not use or permit the Demised Premises to be used for any other purpose or purposes without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion. Notwithstanding anything in this Lease to the contrary, so long as Tenant does not overload the parking facilities at the Project as a result of any such use, Tenant may use or permit any portion of the Demised Premises to be used for any of the following purposes: (i) classroom; (ii) data center; (iii) call center; (iv) sales order center; and/or (v) conference facility.

(b)                                 Compliance.  Tenant shall, at Tenant’s sole expense, (i) comply with all laws, orders, ordinances, and regulations of federal, state, county, and municipal authorities having jurisdiction over the Demised Premises, (ii) comply with any directive, order or citation made pursuant to law by any public officer requiring abatement of any nuisance or which imposes upon Landlord or Tenant any duty or obligation arising from Tenant’s occupancy or use of the Demised Premises or from conditions which have been created by or at the request or insistence of Tenant, or required by reason of a breach of any of Tenant’s obligations hereunder or by or through other fault of Tenant; (iii) comply with all insurance requirements applicable to the Demised Premises; and (iv) cause the Demised Premises to comply with the Americans With Disabilities Act of 1990, 42 U.S.C. 12101 et seq., as amended from time to time (the “ADA”) and all rules and regulations promulgated to further the purpose of the ADA.  If Tenant receives notice of any such directive, order, citation or of any violation of any law, order, ordinance, regulation or any insurance requirement, Tenant shall promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice.  In furtherance of the foregoing, and provided Tenant shall first have obtained Landlord’s prior written consent in accordance with the provisions of Section 12 of the Lease (which Tenant agrees to promptly request), Tenant shall, at Tenant’s sole cost and expense, make such changes, alterations, renovations or modifications to the Demised Premises in accordance with the provisions of Section 12 of the Lease (except for structural repairs) which are necessitated or required by any such law, ordinance, rule, regulation, directive or insurance requirement.

(i)                                     Legal.  Tenant shall not use or permit the Demised Premises or any part thereof to be used in violation of any present or future applicable law, regulation or ordinance, or of the certificate of occupancy issued for the Building or the Demised Premises, and shall immediately discontinue any use of the Demised Premises which is declared by any governmental authority having jurisdiction to be in violation of law or said certificate of occupancy.  Tenant will not use or permit the Demised Premises to be used for any purposes that interfere with the use and enjoyment of the Building by Landlord or the other tenants, or which violate the requirements of any insurance company insuring the Building or its contents, or which, in Landlord’s sole discretion, impair the reputation of the Building.  Tenant shall refrain from and discontinue such use immediately upon receipt of written notice from Landlord.

(ii)                                  Fire and Safety.  Tenant shall not do, or permit anything to be done in the Demised Premises, or bring or keep anything therein, which will in any way increase the rate of fire insurance on the Building, or invalidate or conflict with fire insurance policies on the Building, fixtures or on property kept therein.  Tenant agrees that any increases of fire insurance premiums on the Building or contents caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence or the willful action of Tenant, Tenant’s employees, agents, servants, invitees, or licensees shall be deemed Additional Rent and paid as accrued.

(c)                                  Environmental Protection.

(i)                                     Subject to Section 7(c)(ii) below, Tenant and Tenant’s employees, contractors and agents shall not dispose of or generate, manufacture, store, treat or use any oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance including, without limitation, asbestos (hereinafter collectively referred to as “hazardous waste”), as those terms are used in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act (“SARA”) (42 U.S.C. 9601 et seq.) (“CERCLA”), or in any other federal, state or local law governing hazardous waste (e.g., the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”) (42 U.S.C. 6901 et seq.), and state law equivalents to CERCLA, SARA and RCRA, as well as their implementing regulations) (hereinafter collectively referred to as the “Act”), as the Act may be amended from time to time at, upon, under or within the Demised Premises or the Project or the land on which it is built (the “Land”), or into the plumbing or sewer or water system servicing the Demised Premises or the Project, nor shall Tenant, its employees, contractors or agents cause or permit the discharge, spillage, uncontrolled loss, seepage or filtration of any hazardous waste at, upon, under or within the Demised Premises or the Project or the Land or into the plumbing or sewer or water system servicing the same.  Despite the foregoing, Tenant shall be permitted to use and store usual and customary office and cleaning supplies in the Demised Premises in accordance with the Act (if applicable).  Tenant shall comply in all respects with the requirements of the Act and related regulations, and shall notify Landlord immediately in the event of its discovery of any discharge or release of hazardous waste at, upon, under or within the Demised Premises or the Project or the Land, in violation of the Act, or of Tenant’s receipt of any notice by a governmental authority or private party alleging that a disposal of hazardous waste on or near the Demised Premises or the Project may have occurred.  Landlord shall notify Tenant immediately in the event of its discovery of any discharge or release of hazardous waste at, upon, under Demised Premises or the Project or the Land, in violation of the Act, or of Landlord’s receipt of any notice by a governmental authority or private party alleging that a disposal of hazardous waste on or near the Demised Premises or the Project may have occurred.  Tenant further agrees to provide Landlord full and complete access to any documents or information in Tenant’s possession or control relevant to the question of Tenant’s generation, treatment, storage or disposal of hazardous waste on or near the Demised Premises.  In the event that any hazardous waste is located in the Demised Premises or Project or the Land, and Tenant is not responsible for such hazardous waste, then Landlord, at no cost to Tenant, shall remove or remediate such hazardous waste in accordance with the Act.  To the best of Landlord’s knowledge, without investigation or inquiry, neither the Project (including the Demised Premises) nor the Land contains any hazardous waste in violation of the Act.  In addition:

(1)                                 Landlord represents that Landlord has not received any written notice of any violations of the Act from any governmental agency concerning any intentional or unintentional action or omission resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or disposal of hazardous waste at the Project or the Land (including soil, groundwater and surface water), which remains outstanding and unresolved as of the Effective Date;

(2)                                 to the best of Landlord’s knowledge, without investigation or inquiry, no lien has been threatened or has been attached to the Demised Premises by any governmental agency for expending funds to pay for damages, including clean-up, remediation, removal or response costs for hazardous wastes;

(3)                                 to the best of Landlord’s knowledge, without investigation or inquiry, there are no legal actions, suits, or other legal or administrative proceedings pending or threatened against the Demised Premises which have been asserted to enforce the Act;

(4)                                 neither Landlord nor, to the best of Landlord’s knowledge, without investigation or inquiry, any current or previous tenant, occupant, operator, or user at the Demised Property or the Project is conducting any cleanup, remediation, remedial or other response action relating to any release, disposal or discharge of hazardous waste on or underneath the Demised Premises or the Land; and

(5)                                 neither Landlord nor, to the best of Landlord’s knowledge, without investigation or inquiry, any current or previous tenant, occupant, operator, or user of the Demised Premises or the Project has entered into or agreed to any consent decree, order, contract or other agreement relating to the remediation of hazardous waste at the Project or with respect to the Land.

(ii)                                  Landlord acknowledges that it is not the intent of this Section 7(c) to prohibit Tenant from using the Demised Premises for the use set forth in Section 1(a)12 above. Accordingly, Tenant may operate its business according to prudent industry practices so long as the use or presence of hazardous waste is strictly and properly monitored in accordance with the Act (as applicable).  As a material inducement to Landlord to allow Tenant to use hazardous waste in connection with its business, Tenant agrees to deliver to Landlord prior to the Rent Commencement Date a list identifying each type of hazardous waste (excluding usual and customary office and cleaning supplies) to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Demised Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such hazardous waste on or from the Demised Premises (“Hazardous Waste List”). Tenant shall deliver to Landlord an updated Hazardous Waste List at least once a year, upon Landlord’s request, and shall also deliver an updated list before any new hazardous waste (excluding usual and customary office and cleaning supplies) is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Demised Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of hazardous waste prior to the Rent Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a governmental authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of the Act; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local governmental authorities for any storage tanks installed by Tenant in, on or under the Project for the closure of any such tanks.

(iii)                               Tenant hereby represents and warrants to Landlord that (i) Tenant has not been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with hazardous waste contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of hazardous waste (including, without limitation, any order related to the failure to make a required reporting to any governmental authority).

(iv)                              Landlord shall have the right to perform the following tests and inspections:

(1)                                 Subject to Section 17(b) below, Landlord, at Landlord’s cost, shall have the right to conduct annual tests of the Demised Premises to determine whether Tenant has released or disposed of hazardous wastes at the Demised Premises which have resulted in contamination of the soil, groundwater, or surface water below the Land.  Despite the foregoing, if Tenant has caused a release of hazardous waste to the soil, groundwater or surface water at the Demised Premises for which Tenant is liable under this Section 7(c), Tenant shall be required to pay the cost of such analytical test of the Demised Premises; provided, however, that if Tenant conducts its own tests of the Demised Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of any tests conducted by Landlord under this subsection. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such information concerning the use of hazardous waste in or about the Demised Premises by Tenant or any agent, employee, contractor or invitee of Tenant. Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Demised Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly remediate, if required by the Act, any releases of hazardous waste caused by Tenant at the Demised Premises (i.e., in the soil, groundwater or surface water) identified by such testing in accordance with the Act.

(2)                                 Subject to Section 17(b) below, Landlord, at Landlord’s cost, shall have the right, from time to time, to conduct visual inspections of the Demised Premises to determine whether Tenant has violated the Act. Despite the foregoing, if as a result of the inspection Landlord determines that Tenant’s operations at the Premises have violated the Act, and Tenant reasonably agrees that it so violated the Act, Tenant shall be required to pay Landlord’s reasonable out-of-pocket costs of such inspection (if any, but excluding legal fees).  In addition, at any time, and from time to time, Landlord, at Landlord’s cost, shall have the right to conduct appropriate tests of the Project (exclusive of the Demised Premises) and the Land to determine whether Tenant has violated the Act.  Despite the foregoing, if as a result of the testing Landlord determines that Tenant’s operations at the Premises have violated the Act, and Tenant reasonably agrees that it so violated the Act, Tenant shall be required to pay the cost of such tests.  In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such information concerning the use of hazardous waste in or about the Demised Premises by Tenant or any agent, employee, contractor or invitee of Tenant. Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Demised Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. As pertaining to this subsection 5(iv)(2), Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any hazardous waste (which is in violation of the Act) which is identified by such testing in accordance with the Act, to the extent such hazardous waste was caused by Tenant or any agent, employee, contractor or invitee of Tenant. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(d)                                 Indemnification.  Tenant shall indemnify Landlord against all costs, expenses, liabilities, losses, damages, injunctions, suits, fines, penalties, claims, and demands, including, without limitation, remediation and clean-up costs, reasonable attorneys’ fees, arising out of any violation of or default in the covenants of this Section 7 by Tenant.  The provisions of Sections 7(b) and (c) and this Section 7(d) shall survive the expiration of the Lease Term for a period of three (3) years.

(e)                                  Moving and Deliveries.  Tenant may receive deliveries at the Demised Premises without prior coordination with Landlord.  Tenant shall promptly remove from the public areas within or adjacent to the Building any of Tenant’s property delivered or deposited there, and shall be responsible for any damage to the Building or the Demised Premises caused by its moving and deliveries.  Subject to availability and prior coordination, Tenant acknowledges that other tenants at the Project may, from time to time, use the loading dock which serves the Demised Premises.

(f)                                   Excessive Floor Load.  Landlord shall have the right to prescribe the weight and method of installation and position of safes or other heavy fixtures or equipment.  Tenant will not, without Landlord’s prior written approval, install in the Demised Premises any fixtures, equipment or machinery that will place a load upon the floor exceeding the designed floor load capacity.  Tenant shall be liable for all damage done to the Building by installing or removing a safe or any other article of Tenant’s office equipment, or machinery or fixtures or other personal property or due to its being in the Demised Premises.  Landlord shall repair any such damage at Tenant’s expense, and Tenant shall pay the cost therefor to Landlord upon demand, as Additional Rent.

(g)                                  Medical Uses.  Tenant shall be responsible, at its sole cost and expense, for the safe and complete disposal of all “Medical Waste” (hereinafter defined).  As used herein, the term “Medical Waste” shall mean all items, instruments or things which are utilized by Tenant, its agents or employees, in connection with the use permitted under this Lease, including, but not limited to the following items (if applicable): needles, syringes, bandages, medical instruments (including scalpel blades), blood or blood products, body parts and tissues, discarded cultures, specimens, vaccines, containers and receptacles that are soiled with bodily tissues or fluids and swabs, etc., as well as any and all potentially, possibly or actually contaminated, hazardous, diseased, infected or infectious material, substance or thing utilized or brought upon the Demised Premises by Tenant or its employees, agents, customers, subtenants, assignees, contractors or subcontractors.  All such disposal shall comply fully with all applicable laws, including without limitation, 42 U.S.C. 6992 (1988) and any regulations promulgated thereunder as the same may be amended from time to time (collectively, “Medical Waste Laws”).  Tenant shall be solely responsible for disposing of all Medical Waste so as to protect waste handlers and the public from exposure.  Under no condition shall Tenant store Medical Waste in the corridors or other common areas of the Building or deposit any Medical Waste in trash receptacles serviced by any char service provided by Landlord or in any dumpster servicing the Building.  Tenant shall store such items, whether for pick up, delivery or disposal, in a location designated by Landlord.  Tenant agrees not to commercially dispense for sale drugs, prescriptions or pharmaceutical items in the Demised Premises without obtaining the written consent of Landlord.  Tenant hereby agrees to indemnify, defend and save Landlord and its agents harmless from and against all liability, loss, damage, cost or expense, including reasonable attorneys’ fees, incurred in connection with any claims of any nature whatsoever as the result of any injury to any individual or entity occasioned by contact with or exposure to any infectious, infected, hazardous or contaminated material, substance or thing utilized, applied, removed or received by Tenant, its agents or employees.  Tenant for itself and for each individual conducting research within the Demised Premises agrees not to allow the Demised Premises to be used for the performance of abortions, euthanasia, direct surgical sterilizations, or research requiring the use of animals.

8.                                      Rules and Regulations.  Tenant covenants on behalf of itself, its employees, agents, contractors, licensees and invitees to comply with the rules and regulations set forth in Exhibit “B”, which is attached hereto and made a part hereof (the “Rules and Regulations”).  Landlord shall have the right to make reasonable additions and amendments to the Rules and Regulations from time to time and Tenant covenants that Tenant, its employees, agents, contractors, licensees and invitees will comply with additions and amendments to the Rules and Regulations upon Landlord’s provision to Tenant of a written copy of the same.  Any default by Tenant, or any other party set forth above, of any of the provisions of the Rules and Regulations as set forth on Exhibit “B” or as amended, from time to time, shall be considered to be a default under the terms of this Lease.  Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or any amendments or additions thereto, against any other tenant, and Landlord shall have no liability to Tenant or any other party for violations of the Rules and Regulations by any party whatsoever.  If there is any inconsistency between this Lease and the Rules and Regulations, the Lease shall govern.  Landlord agrees to use reasonable efforts to not enforce the Rules and Regulations against Tenant in a manner which unreasonably discriminates against Tenant.

9.                                      Subletting and Assignment.

(a)                                 Consent.  Tenant will not sublet the Demised Premises or any part thereof or transfer possession or occupancy thereof to any person, firm or corporation, or transfer or assign this Lease, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that it shall not be unreasonable for Landlord to withhold its consent on the basis that (i) the proposed assignee or subtenant does not have the financial capacity to perform its obligations under the Lease or the sublease, as applicable, or (ii) the proposed assignee or subtenant is a party by whom any suit or action could be defended on the ground of sovereign immunity, or (iii) the proposed assignee’s or subtenant’s proposed use of the Demised Premises is not in keeping with an office or lab building, or (iv) the proposed assignee or subtenant is at tenant or occupant of the Project, or (v) the proposed assignee or subtenant does not have a good reputation in the business community.  Tenant shall not encumber the Lease or any interest therein nor grant any franchise, concession, license or permit arrangement with respect to the Demised Premises or any portion thereof.  No subletting or assignment hereof shall be affected by operation of law or in any other manner unless with the prior written consent of

Landlord, which consent shall be granted or withheld by Landlord in the exercise of its sole and absolute discretion.  A sale, transfer, assignment or other conveyance of a general partnership interest in Tenant, if Tenant is a partnership or joint venture, or a transfer of more than a twenty percent (20%) stock interest, if Tenant is a corporation, or a transfer of any ownership interest in Tenant (whether membership interest or otherwise) shall be an assignment for purposes hereof.  Despite the foregoing, trading of publicly-held stock on a nationally recognized stock exchange in the ordinary course shall not be limited by the immediately preceding sentence.  Tenant shall not modify, extend or amend a sublease previously consented to by Landlord without obtaining Landlord’s consent thereto.  Notwithstanding anything to the contrary, Tenant shall not exercise any of its rights under this Section 9 in a manner intended to circumvent restrictions otherwise contained in this Section 9 (e.g., a step transaction in which this Lease is assigned to a wholly owned subsidiary whose only asset is this Lease, followed by a sale of such subsidiary’s stock to a third party).

(b)                                 Assignment.  In the event Tenant desires to assign this Lease, Tenant shall give to Landlord written notice of Tenant’s desire to do so, which notice shall be accompanied by the “Required Information (as hereinafter defined).  Within sixty (60) days of receipt of said notice and the Required Information, Landlord shall have the right to terminate this Lease on a date to be agreed upon by Landlord and Tenant.  If Landlord exercises its right to terminate this Lease, Tenant agrees that Landlord shall have access to the Demised Premises thirty (30) days prior to the effective termination date for planning purposes, or to show the Demised Premises to prospective tenants.

(c)                                  Subletting.  In the event Tenant desires to sublet all or any part of the Demised Premises, Tenant shall give to Landlord written notice of Tenant’s desire to do so, which notice shall be accompanied by the Required Information.  Within sixty (60) days of receipt of said notice and Required Information, Landlord shall have the right (i) to terminate this Lease on a date to be agreed upon by Landlord and Tenant; or (ii) with Tenant’s consent, to terminate this Lease and to enter into a new lease with Tenant for that portion of the Demised Premises Tenant desires to retain, upon the same terms and conditions herein (i.e., as applicable to that portion of the Demised Premises retained by Tenant); or (iii) to sublease from Tenant at the same rental rate then being paid by Tenant and subsequently to relet that portion of the Demised Premises that Tenant desires to relinquish.  If Landlord exercises its right to terminate this Lease or to sublet a portion of the Demised Premises, Tenant agrees that Landlord shall have access to all or such portion of the Demised Premises thirty (30) days prior to the effective termination or sublease commencement date for planning purposes, or to show the same to prospective tenants.  Notwithstanding anything to the contrary, if Tenant desires to sublease one (1) full floor (or more) of a building for the remainder of the Lease Term and (x) Landlord approves of such sublease in accordance with the terms of this Lease, and (y) Tenant elects to pay Landlord one hundred percent (100%) of the Profit (as defined below) in connection with such sublease, then Landlord shall not have the right to terminate this Lease or sublet a portion of the Demised Premises as provided in this Section 9(c).  Notwithstanding anything to the contrary, if Tenant desires to sublet a portion of the Demised Premises to its clients and/or business partners (each a “Minor Subtenant”), provided that (a) such Minor Subtenant subleases less than one (1) full floor of a building, and (b) the Minor Subtenants do not occupy, in the aggregate, more than 20% of the rentable area in the Demised Premises, then Landlord shall not have the right, as a result of such request to sublet to a

Minor Subtenant, to terminate this Lease or sublet such proposed portion of the Demised Premises as provided in this Section 9(c).

(d)                                 Required Information.  If Tenant should desire to assign this Lease or sublet the Demised Premises (or any part thereof), Tenant shall give Landlord written notice no later than sixty (60) days in advance of the proposed effective date of such proposed assignment or sublease, which notice shall specify the following information (such information shall be collectively referred to as the “Required Information”): (i) the name, current address and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Demised Premises proposed to be so subleased, (iii) the proposed effective date and duration of the assignment or subletting, and (iv) the proposed rent and other consideration to be paid to Tenant by such assignee or sublessee.  Tenant also shall promptly supply Landlord with financial statements and other information as Landlord may request to evaluate the proposed assignment or sublease.

(e)                                  Fees; Documents.  Tenant agrees to reimburse Landlord for legal fees (not to exceed $3,500.00 on any one occasion) and any other reasonable expenses and costs incurred by Landlord in connection with any proposed assignment or subletting.  Tenant shall deliver to Landlord copies of all documents executed in connection with any proposed assignment or subletting, which documents shall be in form and substance reasonably satisfactory to Landlord and which documents, (i) in the case of a permitted assignment, shall require such assignee to assume performance of all terms of this Lease on Tenant’s part to be performed, and (ii) in the case of permitted subletting, shall require such sublessee to comply with all terms of this Lease on Tenant’s part to be performed.  No acceptance by Landlord of any Base Monthly Rent or any other sum of money from any assignee, sublessee or other category of transferee shall be deemed to constitute Landlord’s consent to any assignment, sublease, or transfer.

(f)                                   No Release.  Any attempted assignment or sublease by Tenant in violation of the terms and provisions of this Section 9 shall be void and shall constitute a material breach of this Lease.  In the event Landlord consents to any assignment or sublease on one occasion, such consent shall not affect Tenant’s obligation to comply with the provisions of Section 9 of this Lease with respect to any future assignment or sublease.

(g)                                  Tenant Liability.  In the event of any subletting of all or any portion of the Demised Premises or assignment of this Lease by Tenant, with or without Landlord’s consent, Tenant shall remain primarily liable to Landlord for the payment of the rent stipulated herein and for the performance of all other covenants and conditions contained herein.

(h)                                 Profit.  If any sublease or assignment (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the rental and other charges due under this Lease, then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant’s fixtures or leasehold improvements which were paid for using funds reimbursed by or paid from the Construction Allowance (as defined below), or any other form (but excluding the sale of Tenant’s furniture, personal property, or other leasehold improvements paid for by Tenant without using funds from the Construction Allowance) (and if the subleased or assigned space does not constitute the entire Demised Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord fifty percent (50%) of any “Profit” (as defined below) applicable to the sublease or assignment, which amount shall be paid by Tenant to Landlord as additional rent upon such terms as shall be specified by Landlord and in no event later than ten (10) days after any receipt thereof by Tenant.  “Profit” shall be defined as the difference between (i) any and all consideration received by Tenant in the aggregate from any assignment of the Lease and/or subletting of the Demised Premises, and (ii) the sum of (A) the rent and charges due to Landlord from Tenant under the terms of this Lease (and if the subleased or assigned space does not constitute the entire Demised Premises, the rent and charges payable by Tenant shall be determined on a pro-rata basis), (B) Tenant’s reasonable attorneys’ fees and brokerage costs in connection with such assignment or subletting that are paid to a third party that is not related to or affiliated with Tenant, (C) Tenant’s actual out-of-pocket cost of performing alterations to the Demised Premises in connection with such assignment or subletting, (D) the actual amount of any rent abatement that is granted in connection with such assignment or subletting, and (E) the actual amount of improvement allowance that is paid in connection with such assignment or subletting.  Notwithstanding anything to the contrary, if Tenant subleases one (1) full floor (or more) of a building for the remainder of the Lease Term in accordance with this Lease, then Tenant shall pay to Landlord one hundred percent (100%) of any Profit applicable to such sublease, which amount shall be paid by Tenant to Landlord as additional rent upon such terms as shall be specified by Landlord and in no event later than ten (10) days after any receipt thereof by Tenant.  Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder.  Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease or assignment.

(i)                                     Corporate Transfer.  Notwithstanding anything to the contrary contained herein, Tenant may assign its entire interest under this Lease to a wholly owned corporation or entity or controlled subsidiary or parent of the Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter collectively referred to as “Corporate Transfer”) without the consent of Landlord, provided (i) Tenant is not in default under this Lease; (ii) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (iii) such proposed transferee shall have a net worth which is equal to or greater than Tenant’s net worth at the date of this Lease (or if such transferee does not have such net worth, the amount of the Security Deposit shall be increased to an amount equal to one year of Base Annual Rent as an express condition of such transfer); and (iv) such proposed transferee assumes all of the obligations of Tenant hereunder.  Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of such Corporate Transfer.  As used herein, the term “controlled subsidiary” shall mean a corporate entity wholly owned by Tenant or at least fifty-one percent (51%) of whose voting stock is owned by Tenant.  Notwithstanding anything in this Lease to the contrary, (x) any assignment or subletting shall (i) be on a form reasonably acceptable to Landlord and (ii) shall be subject to the terms of this Lease, and (y) Tenant shall pay to Landlord a reasonable fee for processing any sublease or assignment, which fee shall not exceed the sum of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) on any one occasion.

10.                               Services and Utilities.

(a)                                 Building Standard Services and Utilities.  From and after the Commencement Date and continuing throughout the entire Lease Term (including any extension thereof), Tenant shall be solely responsible for and shall promptly pay to the applicable utility companies (or directly to Landlord, if such utilities are submetered) any and all charges for janitorial services, electricity, gas, water, sewer or any other utility used, consumed or supplied to the Demised Premises.  Unless such utilities are submetered to the Demised Premises, Tenant shall immediately cause all of the applicable utility companies to put the utility service in Tenant’s name.

(b)                                 Intentionally Deleted.

(c)                                  Interruption of Service.  In no event shall Landlord be liable to Tenant for any interruption or failure in the supply of any utilities to the Demised Premises.  Landlord reserves the right to interrupt service of the heat, elevator, plumbing, air conditioning, cooling, electric, and sewer and water systems, when necessary, by reason of accident, or of repairs, alterations or improvements which in the judgment of Landlord are desirable or necessary to be made, until such repairs, alterations or improvements shall have been completed; and Landlord shall have no responsibility or liability for failure to supply heat, plumbing, air conditioning, cooling, electric, and sewer and water service, or other service or act for the benefit of Tenant, when prevented from so doing by strikes, accidents or by any other causes beyond Landlord’s reasonable control, or by orders or regulations of any federal, state, county, or municipal authority, or by any failure to receive suitable fuel supply, or inability despite exercise of reasonable diligence to obtain the regularly-used fuel or other suitable substitute; and Tenant agrees that Tenant shall have no claim for damages nor shall there be any abatement of Base Annual Rent in the event that any of said systems or service shall be discontinued or shall fail to function for any reason.  Except in the event of an emergency, Landlord shall coordinate with Tenant in connection with any planned interruptions of services at the 9715 Building and/or 9717 Building.  Despite the foregoing, in the event that as a result of Landlord’s negligence or intentional misconduct (i) the services to be provided by Landlord under this Lease shall not be furnished for more than three (3) consecutive days, and (ii) Tenant, in its reasonable business judgment, determines that it is unable to use and occupy the Demised Premises (or any part thereof) as a result thereof, then the Base Annual Rent shall abate with respect to that part of the Demised Premises which Tenant does not use and occupy, commencing on the fourth (4th) such day until the date on which such services and utilities are restored.

(d)                                 Excessive Electrical Usage.

(i)                                     Except for the equipment listed on Exhibit F attached hereto and incorporated herein, Tenant will not install or operate in the Demised Premises any heavy duty electrical equipment or machinery without obtaining the prior written consent of Landlord.  Landlord may require, as a condition of its consent to the installation of such equipment or machinery, payment by Tenant, as Additional Rent, for such excess consumption of electricity as may be occasioned by the operation of said equipment or machinery.  Landlord may make periodic inspections of the Demised Premises at reasonable times to determine that Tenant’s electrically operated equipment and machinery complies with the provisions of this Section and Section 10(e).

(ii)                                  Landlord, at its sole expense, will install one or more submeters to record the consumption or use of (x) electricity within the Demised Premises, and (y) gas and water within the Demised Premises, to the extent such metering or submetering can be performed at a commercially reasonable cost.

(iii)                               Landlord will submit monthly submeter readings to Tenant and Tenant will pay, as Additional Rent, for all consumption of electricity in the Demised Premises based on such readings.  Such payment shall be based on the same charges paid by Landlord for other electricity consumed in the Building (i.e., at the rates charged for such service by the local public utility company).

(e)                                  Excessive Heat Generation.  Landlord shall not be liable for its failure to maintain comfortable atmospheric conditions in all or any portion of the Demised Premises, due to heat generated by any equipment or machinery installed by Tenant (with or without Landlord’s consent) that exceeds generally-accepted engineering design practices for normal office purposes.  If Tenant desires additional cooling to offset excessive heat generated by such equipment or machinery, Tenant shall pay for auxiliary cooling equipment and its operating costs, including without limitation electricity, gas, oil and water, or for excess electrical consumption by the existing cooling system, as appropriate.

(f)                                   Security.  In the event that Landlord, in the exercise of its sole and absolute discretion, elects to provide any security measures, such security measures: (i) shall be for protection of the Building only; and (ii) shall not be relied upon by Tenant to protect Tenant, its property, its employees or their property.

(g)                                  Occupant Density.  Tenant acknowledges that the Building is currently equipped to accommodate a ratio of not more than one occupant for each two hundred fifty (250) square feet of rentable area in the Demised Premises.  For purposes of this Section, “Occupants” shall include employees, visitors, contractors and other people that visit the Demised Premises but shall not include people not employed by Tenant that deliver or pick up mail or other packages at the Demised Premises, employees of Landlord or employees of Landlord’s agents or contractors.  In the event Tenant exceeds such density ratio in connection with its use of the Demised Premises, however, Tenant understands and acknowledges that Tenant, and not Landlord, shall be solely responsible for any discomfort or inconvenience experienced by Tenant and its Occupants in connection with such use or for any additional wear and tear on the Demised Premises and the common areas, or any additional use of electricity, water and other utilities, and additional demand by Tenant for other Building services resulting from exceeding such density ratio.  To the extent that Tenant’s use of the Demised Premises exceeds such density ratio, the cost to (i) supply additional services and utilities to the Demised Premises, (ii) install additional systems and equipment to the Premises, and (iii) repair wear and tear to the Demised Premises and the common areas occasioned by such usage shall be borne by Tenant solely.

11.                               Maintenance and Repairs.

(a)                                 Landlord’s Obligations.  Landlord shall make structural repairs to the Demised Premises necessary for safety and tenantability, and shall maintain and repair all Building equipment serving the Demised Premises, and the cost of all such repairs or maintenance shall be included in Building operating expenses to the extent permitted in Section 4 above.  Tenant agrees to report immediately in writing to Landlord any defective condition in or about the Demised Premises known to Tenant which Landlord is required to repair, and a failure to so report shall make Tenant liable to Landlord for any expense, damage or liability resulting from such defects.  If Landlord sells a portion, but not all, of the Project, then Landlord and the successor landlord will enter into an agreement which allocates which party is responsible for the landlord’s maintenance obligations under this Lease with respect to each building in the Project.

(b)                                 Tenant’s Obligations.  Tenant will keep the Demised Premises and the fixtures and equipment therein in good order and in a safe, neat and clean condition, will take good care thereof and will suffer no waste or damage thereto.  Tenant shall cause the Demised Premises to be cleaned (by Tenant’s employees or a cleaning contractor) at least five (5) days per week.  All repairs and maintenance required to be performed by Tenant shall be made or performed immediately upon the occurrence of the necessity therefor, and shall be made or performed in a first class manner, using first class materials, by a contractor reasonably approved by Landlord and bondable unless waived by Landlord, and shall be made or performed in accordance with (i) all laws and all applicable governmental codes and requirements, and (ii) insurance requirements.  Maintenance and repair of equipment such as kitchen fixtures, auxiliary air-conditioning equipment, private bathroom fixtures and any other type of special equipment, together with related plumbing or electrical services, whether installed by Tenant or by Landlord on behalf of Tenant, shall be the sole responsibility of Tenant, and Landlord shall have no obligation in connection therewith.  Tenant shall be responsible for the replacement of all light bulbs and tubes in the Demised Premises.  If Tenant refuses or neglects to promptly commence and complete repairs or maintenance necessary to satisfy the provisions of this Section, the Landlord may, but shall not be required to, make and complete said repairs or maintenance and Tenant shall pay the cost therefor (including overhead) to Landlord upon demand, as Additional Rent.

(c)                                  ADA Notification.  Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide copies of (as applicable) any notices alleging violation of the ADA relating to any portion of the Building or of the Demised Premises, any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Building or of the Demised Premises, or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Building or of the Demised Premises.

12.                               Alterations.

(a)                                 Landlord’s Consent.  Tenant will not make any alterations, installations, changes, replacements, additions or improvements, structural or otherwise (collectively, “Alterations”) in or to the Demised Premises or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Tenant shall have the right, after providing at least ten (10) days prior written notice to Landlord, but without the necessity of obtaining Landlord’s consent, to make non-structural Alterations in and to the Demised Premises which (1) do not exceed the capacity of, hinder the effectiveness of, interfere with the electrical, mechanical, heating, ventilating, air conditioning, or plumbing systems of the Demised Premises or the Building or which will be connected to any of such systems, (2) are not visible from outside of the Demised

Premises, (3) do not require the issuance of a building permit, and (4) do not cost (when aggregated with all other Alterations made during the previous twelve (12) months) more than One Hundred Thousand Dollars ($100,000).  All Alterations made to, or installed by or for Tenant in, the Demised Premises shall be and remain Landlord’s property (excluding Tenant’s furniture, personal property and moveable trade fixtures) and shall not be removed without Landlord’s written consent.  Any construction up-gradings required by any governmental authority as a result of said Alterations, either in the Demised Premises or in any other part of the Building, will be paid for by Tenant.  Tenant shall not install any equipment of any nature whatsoever which may affect the insurance rating of the Building, the structure of the Building, or which may necessitate any changes, replacements or additions to the water system, plumbing system, heating system, air-conditioning system or the electrical system of the Demised Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event that Landlord grants its consent thereto, Tenant shall pay all costs to make such changes, replacements or additions.  Any approved Alterations shall be made by licensed and bonded contractors and mechanics approved by Landlord, in accordance with (i) the applicable laws and ordinances of any public authority having jurisdiction over the Building, (ii) the building code and zoning regulations of any such authority, (iii) plans and specifications that have been approved by Landlord in writing, and (iv) any rules and regulations established from time to time by the Underwriters Association of the local area.  All plans and drawings (and changes thereto) with respect to Alterations shall be subject to Landlord’s written approval.  Such approval shall not constitute either (a) approval of any delay caused by Tenant or a waiver of any right or remedy that may arise as a result of such delay, or (b) Landlord’s representation that such approved plans, drawings or changes comply with all Laws.  Except for any plans or drawings which Landlord engages a third party to review, Landlord shall approve or provide Tenant with written comments within ten (10) business days after Landlord’s receipt of the same.  In the event that Landlord fails to respond to Tenant’s request for approval by the expiration of the ten (10) business day period (or such reasonably longer period of time in the event Landlord engages a third party to review such plans and drawings), Tenant shall have the right to submit a second (2nd) written notice to Landlord which notice shall indicate in bold and conspicuous print as follows, that “LANDLORD’S FAILURE TO RESPOND TO TENANT’S REQUEST FOR LANDLORD’S APPROVAL OF THE PLANS AND DRAWINGS WITHIN TEN (10) BUSINESS DAYS AFTER LANDLORD’S RECEIPT OF THIS SECOND (2ND) NOTICE, SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF THE PLANS AND DRAWINGS.”  If Landlord fails to respond to such second (2nd) written notice within such ten (10) business day period, then Landlord’s approval of the plans and drawings shall be deemed granted.  Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant.  All materials and equipment furnished by Tenant shall be new or like new and all work shall be done in a first class workmanlike manner.  Prior to commencing construction of any approved Alterations, Tenant shall obtain any necessary building permits and shall deliver copies of such permits to Landlord.  Tenant shall pay to Landlord, upon ten (10) business days’ notice, as Additional Rent, (i) a fee to cover Landlord’s administrative and out-of-pocket costs of reviewing the proposed Alterations, and (ii) a fee to cover Landlord’s administrative and out-of-pocket costs of supervising the performance of any Alterations (the “Alteration Supervisory Fee”) equal to one percent (1%) of the total cost of such Alterations.  Notwithstanding anything to the contrary, Landlord shall not charge an Alteration Supervisory Fee in connection with the first $1,000,000 worth of Alterations made by Tenant during the Lease Term.

(b)                                 Liens.  In making any approved Alterations, Tenant shall promptly pay all contractors, materialmen and laborers, so as to minimize the possibility of a lien attaching to the Building, or attaching to any portion of the real property on which said Building is located.  Should any such lien be filed, Tenant shall bond against or discharge the same within ten (10) days after the said filing.  If Tenant shall fail to bond against or discharge any such lien within such ten (10)-day period, then Landlord may, at its option, discharge such lien at Tenant’s expense in which event Tenant shall reimburse Landlord for all costs (including legal expenses) of discharging such lien upon demand, as Additional Rent.

(c)                                  Indemnification.  Tenant will defend, indemnify and hold Landlord harmless from and against any and all expenses, liens, claims or damages, including attorneys’ fees, for injury to person or property which may or might arise, directly or indirectly, by reason of the making of any Alterations.  If any Alteration is effected without the prior written consent of Landlord, Landlord may remove or correct the same and Tenant shall be liable for any and all expenses of this work.  All rights given to Landlord herein shall be in addition to any other right or remedy of Landlord contained in this Lease.

13.                               Signs and Advertisements.

(a)                                 Signage.  No sign, advertisement or notice shall be inscribed, painted, affixed or displayed on any part of the outside or the inside of the Building, or inside of the Demised Premises where it may be visible from outside or from the public areas of the Building, except with Landlord’s prior written consent and then only in such location, number, size, color and style (i.e., Building standard lettering) as is authorized by Landlord.  If any such sign, advertisement or notice is exhibited without first obtaining Landlord’s written consent, Landlord shall have the right to remove same, and Tenant shall be liable for any and all expenses incurred by Landlord in connection with said removal.

(b)                                 9717 Building.  Landlord, at its expense, shall provide Tenant with (i) one listing on the 9717 Building’s directory, and (ii) a building standard suite entry sign on each of the exterior entrance doors to the Demised Premises at the 9717 Building.  In addition, Tenant, at Tenant’s expense, subject to Landlord’s prior written approval and all applicable “Governmental Laws” (hereinafter defined), shall be entitled to signage at the 9717 Building which is commensurate with the signage rights granted to similar tenants who occupy two of three floors in a single building in the vicinity of the 9717 Building, which shall include the non-exclusive right to erect and maintain its company name on a sign to be located on the exterior of the 9717 Building (the “9717 Exterior Sign”).  Notwithstanding anything to the contrary, the parties understand and agree that any first floor tenant of the 9717 Building shall be entitled to exterior signage on the 9717 Building (but not on the top of the 9717 Building).

(c)                                  9715 Building.  Subject to Landlord’s prior written approval and all applicable Governmental Laws, Tenant, at Tenant’s sole cost and expense, shall be entitled to signage at the 9715 Building which is commensurate with the signage rights granted to similar tenants who occupy an entire building in the vicinity of the 9715 Building, which shall include the non-exclusive right to erect and maintain its company name on a sign to be located on the exterior of the 9715 Building (the “9715 Exterior Sign”).

(d)    Exterior Signage.  The 9717 Exterior Sign and the 9715 Exterior Sign are hereinafter referred to collectively as the “Exterior Sign”.  Tenant, at its sole cost and expense, shall obtain all governmental approvals, licenses and waivers that are needed in connection with the Exterior Sign.  The size, location, color, design, method of installation, and method of illumination (if applicable) of the Exterior Sign shall be subject to:  (i) Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) all applicable governmental rules, codes, orders, laws, and statutes (collectively, the “Governmental Laws”).  The sign contractor who installs the Exterior Sign shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant, at Tenant’s sole cost and expense, shall maintain the Exterior Sign in a first-class manner in accordance with the Governmental Laws.  Upon the expiration of the Lease Term or the sooner termination thereof, Tenant, at its sole cost and expense, shall remove the Exterior Sign and shall restore the affected areas of the 9717 Building and the 9715 Building (as applicable) to the condition that existed prior to the erection of the Exterior Sign.  Notwithstanding anything herein to the contrary (x) except for a Corporate Transfer, the right to erect and maintain the Exterior Sign shall be personal to Supernus Pharmaceuticals, Inc., (y) except for a Corporate Transfer, Supernus Pharmaceuticals, Inc., shall have no right to permit any other party to put its name on the Exterior Sign, and (z) no sublessee, assignee or other transferee of Supernus Pharmaceuticals, Inc. shall have the right to erect the Exterior Sign, unless such party either subleases the entire Demised Premises, or the entire Lease is assigned to such party.

14.                               Common Areas.

(a)                                 Common Areas Defined.  In this Lease, “common areas” means all areas, facilities and improvements provided, from time to time, in the Building for the mutual convenience and use of tenants or other occupants of the Building, their respective agents, employees, and invitees and shall include, if provided, but shall not be limited to, the lobbies and hallways, the public restrooms, the parking areas and facilities, access roads, driveways, retaining walls, sidewalks, walkways, landscaped areas, and exterior lighting facilities.

(b)                                 Landlord’s Control.  Landlord shall, as between Landlord and Tenant, at all times during the term of the Lease have the sole and exclusive control, management and direction of the common areas, and may at any time and from time to time during the term exclude and restrain any person from use or occupancy thereof, excepting, however, Tenant and other tenants of Landlord and bona fide invitees of either who make use of said areas in accordance with the rules and regulations established by Landlord from time to time with respect thereto.  If Landlord elects to modify the common areas, Landlord will notify Tenant in advance and the parties shall meet to discuss such modifications, and Landlord shall not make such modifications without the prior approval of Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed by Tenant (it being acknowledged and agreed that if Landlord’s proposed modifications are consistent with modifications then being made in comparable office, research, and/or lab buildings in the vicinity of the Project, then such modifications shall be deemed reasonable and Tenant shall not object to same).  The rights of Tenant in and to the common areas shall at all times be subject to the rights of others to use the same in common with Tenant, and it shall be the duty of Tenant to keep all of said areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operation.  Landlord may at any time and from time to time close all or any portion of the common areas to make repairs or changes or to such extent as may, in the opinion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein, to close temporarily any or all portions of the said areas to discourage non-customer parking, and to do and perform such other acts in and to said areas as, in the exercise of good business judgment, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their employees, agents, and invitees.

(c)                                  Changes and Additions.  Landlord reserves the right at any time and from time to time, as often as Landlord deems desirable, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make changes, alterations, additions, improvements, repairs, relocations or replacements in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, stairways and other common facilities thereof, and to change the name by which the Building is commonly known and/or the Building’s address.  Landlord reserves the right from time to time to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building, above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Demised Premises which are located in the Demised Premises or located elsewhere outside the Demised Premises, and to expand and/or build additional stories on the Building.  Landlord further reserves the right at any time to alter, expand or reduce the parking facilities (provided Landlord will not substantially reduce the parking facilities) and to change the means of ingress thereto and egress therefrom.  Nothing contained herein shall be deemed to relieve Tenant of any duty, obligation or liability with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any government or other authority and nothing contained herein shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building, or any part thereof, other than as expressly provided in this Lease.

15.                               Parking.

(a)                                 Parking Rights.  Landlord shall provide, or shall cause any garage operator to provide, during the term of this Lease, to Tenant a non-exclusive license for the use of up to 4.2 parking contracts for every one thousand (1,000) square feet of rentable area of the Demised Premises (the “Parking Rights”) in the surface parking lot and/or parking structure serving the Building (the “Parking Facilities”).  Except for the “Reserved Spaces” (as defined below), Parking Rights shall (i) be unassigned, and (ii) be on a self-park or attendant parking basis (or a combination thereof), as determined by Landlord.  Landlord reserves the right to institute a valet parking system, a parking access control system (e.g., utilizing barrier gates), a parking permit system (e.g., which requires the use and display of parking permits), or to otherwise change the parking system.  If Landlord elects to modify the parking system, Landlord will notify Tenant in advance and the parties shall meet to discuss such modifications, and Landlord shall not make such modifications without the prior approval of Tenant, which approval shall not be unreasonably withheld, conditioned, or delayed by Tenant (it being acknowledged and agreed that if Landlord’s proposed modifications are consistent with modifications then being made in comparable office, research, and/or lab buildings in the vicinity of the Project, then such modifications shall be deemed reasonable and Tenant shall not object to same).  Despite the foregoing, twenty (20) of

Tenant’s Parking Rights shall be for reserved parking spaces located in the garage (i.e., the reserved parking permits are part of Tenant’s allocation of Parking Rights, and not in addition thereto), the location of which shall be mutually acceptable to Tenant and Landlord.  In addition, Landlord reserves the right to designate reserved parking areas at the Building which may be used exclusively by Tenant or other tenants of the Building.  Tenant shall at all times abide by all rules and regulations governing the use of the Parking Facilities.   The Parking Rights shall be free of charge to Tenant throughout the Lease Term and any renewal thereof.

16.                               Surrender and Inspection.

(a)                                 Surrender.  Upon the Expiration Date or other termination of the term of this Lease, Tenant shall quit and surrender the Demised Premises to the Landlord in as good order and condition as when received, ordinary wear and tear excepted, and Tenant shall remove all of its property from the Demised Premises by the Expiration Date or other termination of this Lease.  Tenant’s obligation to observe or perform this covenant shall survive for six (6) months after the expiration or other termination of this Lease.

(b)                                 Inspection.  Tenant shall have the right to be present at time of final inspection of the Demised Premises to determine if any damages were done thereto, if Tenant notifies Landlord by certified mail of its intention to move, date of moving and new address.  The notice of Tenant’s desire to be present at the final inspection of the Demised Premises shall be given at least fifteen (15) days prior to the date of moving.  Upon receipt of such notice, Landlord shall notify Tenant of time and date when the Demised Premises are to be inspected.  The inspection shall occur within five (5) days before or five (5) days after Tenant’s date of moving, said inspection date to be designated by Landlord.  Tenant shall be deemed to have been advised of its rights under this Section by execution of this Lease.

(c)                                  Alterations.  Tenant shall have the right to remove all trade fixtures, case work, and built in freezers, and refrigerators, provided that Tenant restores the affected areas of the Demised Premises to the condition that existed before such removal.  All Alterations, including without limitation wall-to-wall carpet, blinds, draperies and drapery accessories, to or within the Demised Premises (whether made with or without Landlord’s consent), shall remain upon the Demised Premises and be surrendered with the Demised Premises at the expiration of the Lease Term without disturbance, molestation or injury, unless otherwise specified by Landlord.  Should Landlord elect that any Alterations made by Tenant upon the Demised Premises be removed upon the expiration of the Lease Term, Tenant agrees that Landlord shall have the right to cause same to be removed at Tenant’s sole cost and expense.  Tenant agrees to reimburse Landlord for the cost of (i) such removal, (ii) repairing any damage resulting therefrom or from the installation or use of such Alterations, and (iii) restoring the Demised Premises to its condition at the commencement of the Lease Term as initially improved by Landlord, ordinary wear and tear excepted.

(d)                                 Fixtures and Personal Property Remaining.  If Tenant does not remove Tenant’s furniture, equipment, machinery, trade fixtures, floor coverings and all other items of personal property of every kind and description from the Demised Premises prior to the Expiration Date, then Tenant shall be conclusively presumed to have conveyed the same to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant.

(e)                                  Removal of Alterations.  In the event that Tenant desires to know whether Landlord will require Tenant to remove any Alterations from the Demised Premises at the expiration of the Lease Term, then, at the time Tenant delivers a written request to Landlord which requests Landlord’s approval of such Alterations, Tenant shall have the right to deliver to Landlord a notice which specifically requests that Landlord advise Tenant whether Landlord will require Tenant to remove such proposed Alterations at the expiration of the Lease Term.  In the event that Landlord receives such a written request, and in the event that Landlord is willing to grant its consent to such Alterations, Landlord shall advise Tenant, in writing, at the time the Alterations are approved, whether or not Tenant will be required to remove the same at the expiration of the Lease Term.

17.                               Access.

(a)                                 Access to Building.  Tenant shall have access to the Building twenty-four (24) hours per day, seven (7) days per week, by means of a key or an electronic controlled access system for the perimeter of the Building provided by Landlord.  Landlord shall provide three hundred (300) fobs/access cards for Tenant’s initial occupancy.  Additional keys or controlled access cards required by Tenant for any reason will be provided upon Tenant’s payment of a fee as determined by Landlord.

(b)                                 Landlord’s Access to Demised Premises.  Landlord, its agents, employees and contractors shall have the right to enter the Demised Premises at all reasonable times upon at least twenty-four (24) hours’ prior notice (except no notice shall be required in the event of an emergency) (a) to make inspections or to make repairs to the Demised Premises or other premises as Landlord may deem necessary; (b) to exhibit the Demised Premises to prospective tenants during the last twelve (12) months of the Lease Term; and (c) for any purpose whatsoever relating to the safety, protection or preservation of the Building.  Landlord shall use reasonable efforts to minimize interference to Tenant’s business when making repairs, but Landlord shall not be required to perform the repairs at any time other than during normal working hours.  In connection with any such entry, Landlord and its agents shall be accompanied by a representative of Tenant (except in cases of emergency or in cases where Tenant fails to identify and make available such representative on the date of such entry).  Except in cases of emergency, any entry by Landlord into the Demised Premises shall be subject to Tenant’s reasonable security regulations.

(c)                                  Restricted Access.  The parties acknowledge that there is a mechanical room located within a portion of the Demised Premises in the 9715 Building which serves the Project (the “Mechanical Room”).  Landlord’s engineer must have access to the Mechanical Room at all times.  Accordingly, no additional locks, other devices or systems, including without limitation alarm systems, shall be placed upon any door to the Mechanical Room.

18.                               Liability.

(a)                                 Personal Property.  All personal property of Tenant in the Demised Premises or in the Building shall be at the sole risk of Tenant.  Landlord and its agents shall not be liable for any damage thereto.  Landlord and its agents shall not be liable for any accident or damage to property of Tenant resulting from the use or operation of elevators or of the heating, cooling, electrical or plumbing apparatus.  Landlord shall not, in any event, be liable for damages to property resulting from water, steam or other causes.  Tenant hereby expressly releases Landlord and its agents from any liability incurred or claimed by reason of damage to Tenant’s property.  Landlord and its agents shall not be liable in damages, nor shall this Lease be affected, for conditions arising or resulting, and which affect the Building, due to construction on contiguous premises.

(b)                                 Tenant’s Liability.  Subject to Section 19(f) below, any and all injury, breakage or damage of any type whatsoever to the Demised Premises shall be repaired by Tenant.  Tenant shall reimburse Landlord for all expenses, damages or fines, incurred or suffered by Landlord by reason of any breach, violation or nonperformance by Tenant, or its agents, servants, or employees, of any covenant or provision of this Lease or the Rules and Regulations promulgated by Landlord hereunder from time to time, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant, or by reason of or arising out of the carelessness, negligence or improper conduct of Tenant, or its agents, servants, employees, invitees or licensees.

(c)                                  Criminal Acts of Third Parties.  Landlord shall not be liable in any manner to Tenant, its agents, employees, licensees or invitees for any injury or damage to Tenant, Tenant’s agents, employees, licensees or invitees or their property caused by the criminal or intentional misconduct of third parties.  All claims against Landlord for any such damage or injury are hereby expressly waived by Tenant, and Tenant hereby agrees to hold harmless and indemnify Landlord from all such damages and the expense of defending all claims made by Tenant’s agents, contractors, employees, licensees or invitees arising out of such acts.

(d)                                 Indemnity.

(i)                                     Subject to Section 19(f) below, and excluding any negligence or willful misconduct by Landlord, or its agents and employees, Tenant shall indemnify Landlord, Landlord’s Rental Agent, and their respective agents and employees and save them harmless from and against any and all claims, actions, damages, liabilities and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Demised Premises, or the occupancy or use by Tenant of the Demised Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant, its agents, contractors, employees, invitees or licensees.  In the event that Landlord, Landlord’s Rental Agent, or their respective agents or employees shall, without fault on its or their part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold the same harmless and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid in connection with such litigation.

(ii)                                  Subject to Section 19(f) below, and excluding any negligence or willful misconduct by Tenant, or its agents and employees, Landlord shall indemnify Tenant, its agents and employees and save them harmless from and against all claims, actions, damages, liabilities and expenses in connection with loss of life and/or personal injury occasioned wholly or in part by any negligence or willful misconduct of Landlord, its agents, employees, contractors, invitees or licensees.  In the event that Tenant, its agents or employees shall, without fault on its or their part, be made a party to any litigation commenced by or against Landlord, then Landlord shall protect and hold the same harmless and shall pay all costs, expenses, and reasonable attorneys’ fees incurred or paid in connection with such litigation.

(e)                                  Survival.  The provisions of Section 18 shall survive the expiration or sooner termination of this Lease for a period of three (3) years.

19.                               Insurance.

(a)                                 Insurance Rating.  Tenant will not conduct or permit to be conducted any activity, or place any equipment or property in or around the Demised Premises, that will increase in any way the rate of fire insurance or other insurance on the Building, unless consented to by Landlord in writing.  Landlord’s consent may be conditioned upon Tenant’s payment of any costs arising directly or indirectly from such increase.  If any increase in the rate of fire insurance or other insurance on the Building is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to Tenant’s activity, equipment or property in or around the Demised Premises, said statement shall be conclusive evidence that the increase in such rate is due to such activity, equipment or property, and Tenant shall be liable for such increase.  Any such rate increase and related costs incurred by Landlord shall be deemed Additional Rent, due and payable by Tenant to Landlord upon receipt by Tenant of a written statement of the rate increase and costs.

(b)                                 Coverages.  Tenant shall have issued, pay the premiums therefor, and maintain in full force and effect during the Lease Term:

(i)                                     Commercial General Liability.  A commercial general liability insurance policy or policies protecting the Landlord and Tenant in the amount of (x) Three Million and No/100 Dollars ($3,000,000.00) combined, single limit coverage for bodily injury, personal injury and property damage, which amount may be increased from time to time by the Landlord in its reasonable determination, (y) Five Hundred Thousand and 00/100 Dollars ($500,000.00) fire legal liability coverage, which amount may be increased from time to time by Landlord in its reasonable discretion, and (z) a Ten Million and 00/100 Dollars ($10,000,000.00) umbrella liability policy;

(ii)                                  Special Form Property.  Special form property insurance, including theft, vandalism and malicious mischief, written at replacement cost value and with replacement cost endorsement, covering all leasehold improvements installed in the Demised Premises by Tenant or at Tenant’s request and all of Tenant’s personal property in the Demised Premises (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provisions of this Lease) and business interruption insurance for a minimum of twelve (12) months’ worth of Base Monthly Rent and Additional Rent;

(iii)                               Workers’ Compensation.  Workers’ compensation in the amount of state statutory limits and employer’s liability in the amount of One Million and No/100 Dollars;

(iv)                              Automobile.  A commercial automobile liability insurance policy in the amount of Three Million and No/100 Dollars combined single limit coverage for bodily injury or property damage (such limit of insurance may be satisfied through the evidence of Umbrella/Excess Liability in support); and

(v)                                 Additional Insurance.  Such additional insurance as any mortgagee of the Building may require.

(c)                                  Policy Requirements.  All insurance required of Tenant under this Lease shall be issued by insurance companies authorized to do business in the jurisdiction where the Building is located.  Such companies shall have a policyholder rating of at least “A” and be assigned a financial size category of at least “Class XIV” as rated in most recent edition of “Best’s Key Rating Guide” for insurance companies.  The insurance required of Tenant under Section 19(a)(i) hereof shall insure performance by Tenant of the indemnity provisions of Section 18 hereof and shall contain an assumed contractual liability endorsement that refers expressly to this Lease.  All insurance required of Tenant under this Lease shall:  (i) be written as primary policy coverage and non-contributing with respect to any coverage which Landlord may carry (it being understood and agreed that any insurance that Landlord may carry shall be excess insurance); (ii) name Landlord, Landlord’s Rental Agent and any mortgagee of the Building as additional insureds, as their respective interests may appear (except with respect to workers’ compensation insurance), and (iii) contain an endorsement for severability of interests.  If available, each policy shall contain an endorsement requiring thirty (30) days’ written notice from the insurance company to Landlord before cancellation or any change in the coverage, scope or amount of any policy, if such endorsement is not available, then Tenant shall notify Landlord immediately upon becoming aware of any cancellation or any change in the coverage, scope or amount of any policy.  Each policy, or a certificate showing it is in effect, together with evidence of payment of premiums, shall be deposited with Landlord at the commencement of the Lease Term, and renewal certificates shall be delivered to Landlord at least ten (10) days prior to the expiration date of any policy.

(d)                                 No Limitation of Liability.  Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

(e)                                  Notice of Fire and Accident.  Tenant shall give Landlord immediate notice in case of fire, theft, or accidents in the Demised Premises, and in case of fire, theft or accidents in the Building if involving Tenant, its agents, employees or invitees.

(f)                                   Waiver of Subrogation.  Landlord and Tenant mutually covenant and agree that each party, in connection with any all-risk property insurance policies required to be furnished in accordance with the terms and conditions of this Lease, or in connection with any all-risk property insurance policies which they obtain insuring such insurable interest as Landlord or Tenant may have in its own properties, whether personal or real, shall expressly waive any right of subrogation on the part of the insurer against the Landlord (and any mortgagee requested by Landlord) or Tenant as the same may be applicable, which right to the extent not prohibited or violative of any such policy is hereby expressly waived, and Landlord and Tenant each mutually waive all right of recovery against each other, their agents, or employees for any loss, damage or injury of any nature whatsoever to property for which either party is required by this Lease to carry insurance.

(g)                                  Landlord’s Insurance.  Landlord agrees that it will keep the 9715 Building and the 9717 Building insured against loss due to fire and other property risks included in standard special causes of loss form insurance policies in the amount of the full replacement cost thereof (excluding foundations and footers).

20.                               Damage by Casualty.

(a)                                 Damage to Demised Premises.  If the Demised Premises shall be damaged by fire or other casualty, then, except as otherwise provided in subparagraphs (b) and (c) hereof, Landlord, at Landlord’s expense, shall promptly restore the Demised Premises, and Tenant, at Tenant’s sole expense, shall promptly restore all leasehold improvements installed in the Demised Premises by Tenant or at Tenant’s request and its own furniture, furnishings, trade fixtures and equipment.  No penalty shall accrue for reasonable delay which may arise by reason of adjustment of insurance on the part of Landlord, or on account of labor problems, or any other cause beyond Landlord’s reasonable control.  If the damage or destruction is such as to make the Demised Premises or any substantial part thereof untenantable (in Landlord’s judgment), and provided that such damage or destruction is not due in whole or part to the act or omission of Tenant or Tenant’s agents, employees or invitees, the Base Annual Rent shall abate proportionately (based on proportion of the number of square feet rendered untenantable to the total number of square feet of the Demised Premises), from the date of the damage or destruction until the date the Demised Premises has been restored by Landlord.

(b)                                 Substantial Damage.  If the Demised Premises are substantially damaged or are rendered substantially untenantable by fire or other casualty, or if Landlord’s architect certifies that the Demised Premises cannot be repaired within one hundred eighty (180) working days of normal working hours, said period commencing with the start of the repair work, or if Landlord shall decide not to restore or repair the same, or if more than fifty percent (50%) of the gross leasable area of the Building is rendered untenantable (even if the Demised Premises is undamaged) or if Landlord shall decide to demolish the Building or not to rebuild it, then Landlord may, within ninety (90) days after such fire or other casualty, terminate this Lease by giving Tenant a notice in writing of such decision, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Tenant shall vacate the Demised Premises and surrender the same to Landlord.  Upon the termination of this Lease under the conditions hereinbefore provided, Tenant’s liability for Base Annual Rent and Additional Rent shall cease as of the day following the casualty.

(c)                                  Insurance Proceeds.  The proceeds payable under all casualty insurance policies maintained by Landlord on the Demised Premises shall belong to and be the property of Landlord, and Tenant shall not have any interest in such proceeds.  Tenant agrees to look to Tenant’s casualty insurance policies for the restoration and replacement of all of the improvements installed in the Demised Premises by Tenant or at Tenant’s request and Tenant’s fixtures, equipment and furnishings in the Demised Premises, and in the event of termination of this Lease, for any reason, following any such damage or destruction, Tenant shall promptly assign to Landlord or otherwise pay to Landlord, upon Landlord’s request, the proceeds of said insurance and such other additional funds so that the total amount assigned and/or paid by Tenant to Landlord shall be sufficient to restore (whether or not any such restoration is actually to occur) all improvements, fixtures, equipment and furnishings (excepting only Tenant’s trade fixtures and equipment) existing therein immediately prior to such damage or destruction.  Notwithstanding anything to the contrary in this Section 20 or in any other provision of this Lease, any obligation

(under this Lease or otherwise) of Landlord to restore all or any portion of the Demised Premises shall be subject to Landlord’s receipt of approval of the same by the mortgagee(s) of Landlord (and any other approvals required by applicable laws), as well as receipt from any such mortgagee(s) of such fire and other hazard insurance policy proceeds as may have been assigned to any such mortgagee; it being agreed that if Landlord has not received such approval(s) and proceeds within one hundred and eighty (180) days after any such casualty, then Landlord shall have the option to terminate this Lease, at any time thereafter, upon notice to Tenant.

(d)                                 Tenant Termination Right.  In the event the Demised Premises is damaged by fire or other casualty, such damage is not caused by Tenant or by its employees, contractors or agents and such damage is not repaired within two hundred seventy (270) days after the date of the damage, then Tenant shall have the right, exercisable upon written notice to Landlord within ten (10) days after the expiration of such two hundred seventy (270) day period, to terminate this Lease.  In the event that Tenant timely delivers such notice of termination to Landlord, then, unless Landlord, within thirty (30) days after its receipt of such termination notice, delivers the Demised Premises to Tenant in substantially the same condition (excluding Tenant’s fixtures, equipment and furnishings) that existed immediately prior to such damage, then this Lease shall terminate and the parties shall be relieved of all further liability hereunder.  In the event Tenant fails to timely exercise such termination right, Tenant shall be deemed to have irrevocably waived its right to terminate this Lease on account of such damage.

21.                               Condemnation.  In the event the whole or a substantial part of the Demised Premises or the Building shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to said authority to prevent such taking (collectively referred to herein as a “taking”), Landlord shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority, and rent shall be apportioned as of that date.  For purposes of this Section, a substantial part of the Demised Premises or the Building shall be considered to have been taken if, in Landlord’s sole opinion, the taking shall render it commercially undesirable for Landlord to permit this Lease to continue or to continue operating the Building.  Tenant shall not assert any claim against Landlord or the taking authority for any compensation arising out of or related to such taking.  In the event of any taking, Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant and Tenant hereby assigns to Landlord all of Tenant’s rights, title and interest in and to any such award.  If Landlord does not elect to terminate this Lease, the Base Annual Rent and Additional Rent payable by Tenant pursuant to Section 4 shall be adjusted (based on the ratio that the number of square feet of rentable area taken from the Demised Premises bears to the number of rentable square feet in the Demised Premises immediately prior to such taking) as of the date possession is required to be surrendered to said authority.  Nothing contained in this Section shall be deemed to give Landlord any interest in any award made to Tenant for the taking of personal property and fixtures belonging to Tenant, as long as such award is made in addition to and separately stated from any award made to Landlord for the Demised Premises and the Building.  Landlord shall have no obligation to contest any taking.

22.                               Defaults and Remedies.

(a)                                 Default.  Each of the following shall be deemed a default by Tenant and a breach of this Lease:

(i)                                     A failure by Tenant to pay when due Base Annual Rent or Additional Rent herein reserved, which failure continues for a period of five (5) days after written notice to Tenant;

(ii)                                  An assignment of this Lease or subletting of the Demised Premises in violation of Section 9;

(iii)                               A failure by Tenant in the performance of any other term, covenant, agreement or condition of this Lease on the part of Tenant to be performed which continues for thirty (30) days after written notice from Landlord, provided, however, if such failure cannot reasonably be cured prior to the expiration of such thirty (30) day period, Tenant shall not be deemed in default if it commences to cure such failure prior to the expiration of such thirty (30) day period and diligently prosecutes such cure to completion.

(iv)                              A failure by Tenant in the performance of any obligation under Section 19 hereof;

(v)                                 An Event of Bankruptcy as defined in Section 23; or

(vi)                              An abandonment of the Demised Premises.

Notwithstanding anything to the contrary in Section 22(a)(i) hereof, (x) Landlord shall not be required to give Tenant more than one (1) such notice during any twelve (12) month period, and (y) upon the occurrence of the second (2nd) such failure by Tenant during any such twelve (12) month period, Tenant shall automatically be deemed in default of this Lease.

(b)                                 Remedies.  Upon default by Tenant of any of the terms or covenants of this Lease, Landlord shall be entitled to remedy such default as follows:

(i)                                     Landlord shall have the right, immediately or at any time thereafter, in accordance with all applicable laws, without further notice to Tenant, to enter the Demised Premises, without terminating this Lease or being guilty of trespass, and do any and all acts as Landlord may deem necessary, proper or convenient to cure such default, for the account and at the expense of Tenant, and Tenant agrees to pay to Landlord as Additional Rent all damage and/or expense incurred by Landlord in so doing.

(ii)                                  Landlord shall have the right to enter upon and take possession of the Demised Premises without terminating this Lease, with legal process, and remove Tenant, any occupant and any property therefrom, using such force as may be necessary, without being guilty of trespass and without relinquishing any right of Landlord against Tenant, and, if Landlord elects, relet the Demised Premises on such terms as Landlord deems advisable.

(iii)                               Landlord shall have the right to terminate this Lease and Tenant’s right to possession of the Demised Premises and, with legal process, take possession of the Demised Premises and remove Tenant, any occupant and any property therefrom, using such force as may be necessary, without being guilty of trespass and without relinquishing any right of Landlord against Tenant.

(iv)                              Landlord shall be entitled to recover damages from Tenant in an amount equal to the Base Annual Rent and Additional Rent which is due and payable hereunder as of the date of such default, together with the amount herein covenanted to be paid as Base Annual Rent and Additional Rent during the remainder of the term, together with (A) all expenses of any proceedings (including, but not limited to, legal expenses and attorneys’ fees) which may be necessary in order for Landlord to recover possession of the Demised Premises, and (B) the expenses of re-renting of the Demised Premises (including, but not limited to, any commissions paid to any real estate agent, advertising expense and the costs of such alterations, repairs, replacements and decoration or re-decoration as Landlord, in its sole judgment, considers advisable and necessary for the purpose of re-renting the Demised Premises).  Landlord shall in no event be liable in any way whatsoever for failure to re-rent the Demised Premises or, in the event that the Demised Premises are re-rented, for failure to collect the rent thereof under such re-renting.  No act or thing done by Landlord shall be deemed to be an acceptance of a surrender of the Demised Premises, unless Landlord shall execute a written agreement of surrender with Tenant.  Tenant’s liability hereunder shall not be terminated by the execution of a new lease of the Demised Premises by Landlord.  Tenant agrees to pay to Landlord, upon demand, the amount of damages herein provided after the amount of such damages for any month shall have been ascertained; provided, however, that any expenses incurred by Landlord shall be deemed to be a part of the damages for the month in which they were incurred.  Separate actions may be maintained each month or at other times by Landlord against Tenant to recover the damages then due, without waiting until the end of the Lease Term to determine the aggregate amount of such damages.  Tenant hereby expressly waives any and all notices (other than those notices specially outlined in this Lease) to cure or vacate or to quit the Demised Premises provided by current or future law.  TENANT HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS OF REDEMPTION GRANTED BY OR UNDER ANY PRESENT OR FUTURE LAWS IN THE EVENT OF TENANT BEING EVICTED OR BEING DISPOSSESSED FOR ANY CAUSE, OR IN THE EVENT OF LANDLORD OBTAINING POSSESSION OF THE DEMISED PREMISES BY REASON OF THE DEFAULT BY TENANT OF ANY OF THE COVENANTS AND CONDITIONS OF THIS LEASE.  If, under the provisions hereof, applicable summary process shall be served, and a compromise or settlement therefor shall be made, such action shall not be constituted as a waiver by Landlord of any breach of any covenant, condition or agreement herein contained.

(c)                                  Right of Landlord to Cure Tenant’s Default.  If Tenant defaults in the making of any payment to any third party, or doing any act required to be made or done by Tenant relating to the Demised Premises, then Landlord may, but shall not be required to, make such payment or do such act.  The amount of any resulting expense or cost to Landlord, including attorneys’ fees, with interest thereon at the Default Rate, accruing from the date paid by Landlord, shall be paid by Tenant to Landlord and shall constitute Additional Rent hereunder, due and payable by Tenant upon receipt of a written statement of costs from Landlord.  The making of such payment or the doing of such act by Landlord shall not operate to cure Tenant’s default, nor shall it prevent Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

(d)                                 Intentionally Deleted.

(e)                                  Intentionally Deleted.

(f)                                   Landlord’s Remedies Cumulative.  All rights and remedies of Landlord herein enumerated shall be cumulative.  In the event of any breach by Tenant of any of the covenants or provisions of this Lease, then, regardless of whether the Lease Term has commenced, this Lease has been terminated, or Landlord has recovered possession of the Demised Premises, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity, and mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy at law or in equity.

(g)                                  Attorneys’ Fees.  Notwithstanding anything to the contrary, in the event of any litigation between Landlord and Tenant in connection with this Lease, each party shall be responsible for its own attorneys’ fees and litigation costs, regardless of the outcome of any such litigation.

(h)                                 Mitigation of Damages.

(i)                                     Both Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease.

(ii)                                  Landlord’s obligation to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Demised Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:  (a) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Demised Premises until Landlord obtains full and complete possession of the Demised Premises including, without limitation, the final and unappealable legal right to relet the Demised Premises free of any claim of Tenant; (b) Landlord shall not be obligated to lease the Demised Premises to a prospective tenant ahead of other similar available space when there is other similar premises in the Project suitable for that prospective tenant’s use (or soon will be) available (but Landlord will list the Demised Premises and show it, if available, upon request); (c) Landlord shall not be obligated to lease the Demised Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar office uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building; (d) Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would:  (1) violate any restriction, covenant or requirement contained in the lease of another tenant of the Building; (2) adversely affect the reputation of the Building; or (3) be incompatible with the operation of the Building as a first class building; (e) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Demised Premises in a first class manner; (f) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Demised

Premises suitable for use by a proposed Substitute Tenant unless:  (1) Tenant pays any such sum to Landlord in advance of Landlord’s execution of a substitute lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or (2) Landlord, in Landlord’s sole discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.

(iii)                               Upon compliance with the above criteria regarding the releasing of the Demised Premises after a default by Tenant, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant’s default, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section 22(h).

(iv)                              Tenant’s right to seek damages from Landlord as a result of a default by Landlord under the Lease shall be conditioned on Tenant taking all actions reasonably required, under the circumstances, to minimize any loss or damage to Tenant’s property or business, or to any of Tenant’s officers, employees, agents, invitees, or other third parties that may be caused by any such default of Landlord.

23.                               Bankruptcy.

(a)                                 The following shall be Events of Bankruptcy under this Lease:  (i) Tenant’s or any guarantor of Tenant’s obligations under this Lease (“Tenant’s Guarantor”) becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state, district, commonwealth or territory of the United States (the “Insolvency Laws”); (ii) The appointment of a receiver or custodian for any or all of Tenant’s or Tenant’s Guarantor’s property or assets, or the institution of a foreclosure action upon any of Tenant’s or Tenant’s Guarantor’s real or personal property; (iii) The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (iv) The filing of an involuntary petition against Tenant or Tenant’s Guarantor as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (A) is not dismissed within thirty (30) days of filing, or (B) results in the issuance of an order for relief against the debtor; or (v) Tenant’s or Tenant’s Guarantor’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

(b)                                 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Section 22 and pursuant to the Bankruptcy Code and the Insolvency Laws; provided, however, that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord shall not exercise its rights and remedies pursuant to Section 22 so long as (i) the Bankruptcy Code prohibits the exercise of such rights and remedies, and (ii) Tenant or its Trustee in Bankruptcy (hereinafter referred to as “Trustee”) (A) cures all defaults under this Lease, (B) compensates Landlord for monetary damages incurred as a result of such defaults, including reasonable attorneys’ fees, (C) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee tenant; and (D) complies with all other requirements of the Bankruptcy Code.

24.                               Lender Requirements.

(a)                                 Subordination.  Subject to the provisions of Section 24(f) below, this Lease is subject and subordinate to any first mortgage or first deed of trust (each such mortgage or deed of trust shall hereinafter be referred to as the “First Trust”) which may now or hereafter affect such leases or the real property of which the Demised Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof.  Provided that the beneficiary of the First Trust grants its written consent to any additional subordination of this Lease, this Lease shall be subject and subordinate to all ground or underlying leases and to all other mortgages and/or other deeds of trust which may now or hereafter affect such leases or the real property of which the Demised Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof.  Subject to obtaining the written consent of the beneficiary of the First Trust with respect to subordinating this Lease to the lien of any mortgage, deed of trust or ground lease other than the First Trust, the foregoing subordination provisions shall be self-operative and no further instrument of subordination shall be required.  Tenant agrees to execute and deliver, within five (5) days after Landlord’s written request, such further instrument or instruments confirming this subordination as shall be desired by Landlord or by any ground lessor, mortgagee or proposed mortgagee.  Tenant further agrees that, at the option of the holder of any mortgage or of the trustee under any deed of trust, this Lease may be made superior to said mortgage or first deed of trust by the insertion therein of a declaration that this Lease is superior thereto.

(b)                                 Attornment.  Subject to the provisions of Section 24(f) below, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any deed of trust to secure debt given by Landlord and covering the Demised Premises, the party secured by any such deed of trust shall have the right to recognize this Lease and, in the event of any foreclosure sale under such deed of trust, this Lease shall continue in full force and effect at the option of the party secured by such deed of trust or the purchaser under any such foreclosure sale.  If such party elects to recognize this Lease, then (x) Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the owner and landlord under this Lease, and (y) such party, as landlord: (i) shall recognize Tenant’s rights to continue to occupy the Demised Premises and exercise and enjoy all of its rights hereunder, and so long as Tenant complies with the terms and provisions of this Lease; (ii) shall not be bound by payments of Base Annual Rent or Additional Rent more than one (1) month in advance of their due date; (iii) shall have no obligation for the return of any security deposit not actually received by such party; (iv) shall not be bound by any amendment or modification to the Lease to which such party has not consented in writing (excluding amendments specifically contemplated by the terms of this Lease); (v) shall not be subject to any claim, defense or setoff which could be asserted against any predecessor Landlord; and (vi) shall have no liability for any default by any predecessor Landlord.

(c)                                  Notice of Default.  Tenant agrees to give any mortgagee(s) and/or trust deed holder(s), by certified or registered mail, postage prepaid, return receipt requested, a copy of any notice of any failure by Landlord to fulfill any of its obligations under this Lease, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the addresses of such mortgagee(s) and/or trust deed holder(s).  Tenant further agrees that the mortgagee(s) and/or trust deed holder(s) shall have such time as may be necessary to cure such failure as long as any mortgagee(s) and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such failure (including, but not limited to, time to take possession and/or commence foreclosure proceedings, if necessary, to effect such cure).  Notwithstanding anything herein to the contrary, so long as any mortgagee(s) and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such failure (including, but not limited to, taking possession and/or commencing foreclosure proceedings, if necessary, to effect such cure), Tenant shall have no right to terminate this Lease as a result of any such failure by Landlord.

(d)                                 New Financing.  In the event that any trust or mortgage lender providing financing in connection with the Building requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications (i) are reasonable, (ii) do not adversely affect Tenant’s use of the Demised Premises as herein permitted, (iii) do not materially alter the approved Space Plan for the Demised Premises, and (iv) do not increase the rent and other sums required to be paid by Tenant hereunder, then Landlord may submit to Tenant a written amendment to this Lease incorporating such required modifications, and, Tenant shall execute and return to Landlord such written amendment within seven (7) business days after the same has been submitted to Tenant.

(e)                                  Financial Statements.  From time to time at Landlord’s request (not more frequently than once per year, unless required in connection with a sale or refinance), Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than ten (10) days’ advance written notice from Landlord:  (a) a current financial statement for Tenant and Tenant’s financial statements for the previous two accounting years, (b) a current financial statement for any guarantor(s) of this Lease and the guarantor’s financial statements for the previous two accounting years and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request.  All financial statements shall be prepared in the ordinary course of Tenant’s business.  Notwithstanding anything herein to the contrary, for so long as the common stock of Tenant is publicly traded on a nationally recognized stock exchange and Tenant has timely filed its then most recent quarterly statement, Tenant shall not be required to provide Landlord with annual financial statements.

(f)                                   Non-Disturbance.  During the term of the Lease, Landlord shall obtain for Tenant a non-disturbance agreement from the holder of any mortgage which currently or in the future encumbers the Building, which non-disturbance agreement shall be on the holder’s then standard form.  In the event that the holder charges Landlord any costs or fees in connection with reviewing the Lease or in preparing or negotiating such non-disturbance agreement, Tenant shall pay to Landlord, upon demand, such costs or fees as Additional Rent.

25.                               Estoppel Certificates.  Tenant agrees, at any time and from time to time, upon ten (10) days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a written estoppel certificate (a) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, stating the nature of same), (b) stating the Commencement Date and expiration date of the Lease Term, (c) stating the amounts of Base Annual Rent and Additional Rent and the dates to which the Base Annual Rent and Additional Rent have been paid by Tenant, (d) stating the amount of any Security Deposit, (e) stating whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which Tenant may have knowledge, (f) stating that Tenant has no right to setoff and no defense against payment of the Base Annual Rent or Additional Rent, (g) stating the address to which notices to Tenant should be sent, and (h) certifying such other matters as may be requested by Landlord.  Landlord agrees to reimburse Tenant for legal fees (not to exceed $3,500.00 on any one occasion) in connection with Tenant’s execution of any required estoppel certificate.  Any such certificate delivered pursuant hereto may be relied upon by an owner of the Building, any prospective purchaser of the Building, any mortgagee or prospective mortgagee of the Building or of Landlord’s interest therein, or any prospective assignee of any such mortgage.  Failure to deliver the aforesaid certificate within the ten (10) days shall be conclusive upon Tenant for the benefit of Landlord and any successor to Landlord that this Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.  Tenant shall be liable for any loss incurred by Landlord resulting from Tenant’s failure to timely execute and deliver any estoppel certificate requested by Landlord, and shall reimburse Landlord for the amount of any such loss upon demand, as Additional Rent.

26.                               Tenant Holdover.  In the event that Tenant, without the consent of Landlord, shall hold over the expiration of the term hereby created, then Tenant shall become a tenant of sufferance only, at a monthly rent which for each of the first four (4) months of the holdover shall equal 125% of the Base Monthly Rent applicable to the last month of the Lease Term, which for the fifth (5th) through eighth (8th) months of any such holdover shall equal 150% of the Base Monthly Rent applicable to the last month of the Lease Term, and which for each month of holdover thereafter shall equal 200% of the Base Monthly Rent applicable to the last month of the Lease Term, as well as 100% of Additional Rent due hereunder during each month of holdover, and otherwise subject to the terms, covenants and conditions herein specified.  Tenant expressly agrees to hold Landlord harmless from all loss and damages, direct and consequential, which Landlord may suffer in defense of claims by other parties against Landlord arising out of the holding over by Tenant, including, without limitation, attorneys’ fees which may be incurred by Landlord in defense of such claims.  Acceptance of rent by Landlord subsequent to the expiration of the Lease Term shall not constitute consent to any holding over.  Landlord shall have the right to apply all payment received after the expiration date of this Lease toward payment for use and occupancy of the Demised Premises subsequent to the expiration of the Lease Term and toward any other sums owed by Tenant to Landlord.  Landlord, at its option, may forthwith re-enter and take possession of the Demised Premises without process, or by any legal process in force.

27.                               Roof Top Equipment.

(a)                                 Subject to the satisfaction of all the conditions in this Section, Tenant shall have the right to install in an area designated by Landlord on the roof of the 9715 Building a satellite dish antenna, together with the cables extending from such antenna to the Premises and/or a supplemental heating, ventilation and air conditioning unit and/or mechanical equipment (collectively, the “Roof Top Equipment”).  Tenant shall not be entitled to install such Roof Top Equipment (i) if such installation would adversely affect (or in a manner that would adversely affect) any warranty with respect to the roof, (ii) (A) if such installation would adversely affect (or in a manner that would adversely affect) the structure or any of the building systems of the

Building, or (B) without Landlord’s prior written consent, if such installation would require (or in a manner that would require) any structural alteration to the Building, (iii) if such installation would violate (or in a manner that would violate) any applicable federal, state or local law, rule or regulation, (iv) unless sufficient room therefor exists at the time of the proposed installation, (v) unless Tenant has obtained at Tenant’s expense, and has submitted to Landlord copies of, all permits and approvals relating to such Roof Top Equipment and such installation, (vi) unless such Roof Top Equipment is white or of a beige or lighter color and is appropriately screened, (vii) unless such Roof Top Equipment is installed, at Tenant’s sole cost and expense, by a qualified contractor chosen by Tenant and approved in advance by Landlord, which approvals shall not be unreasonably withheld, conditioned or delayed, (viii) to the extent that the installation and/or use of said Roof Top Equipment and related equipment would interfere with any existing tenant of the Building’s use of its telecommunication equipment, and (ix) unless Tenant obtains Landlord’s prior consent to the manner in which such installation work is to be done.  All plans and specifications concerning such installation shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  All Roof Top Equipment must be mounted clear of the roof (such as to the penthouse walls, concrete columns or steel dunnage) with sufficient structural support for the weight of the equipment and wind loading.  All cables will be neatly run in conduit mounted clear of the roof and all penetrations of the building envelope appropriately weatherproofed with high quality caulking and an escutcheon ring.

(b)                                 Tenant shall not have access to any such Roof Top Equipment without Landlord’s prior written consent, which consent shall be granted to the extent necessary for Tenant to perform its maintenance obligations hereunder and only if Tenant is accompanied by Landlord’s representative (if Landlord so requests).

(c)                                  At all times during the Lease Term, Tenant shall maintain said Roof Top Equipment in good condition and in a manner that avoids interference with or disruption to Landlord and other tenants of the Building. At the expiration or earlier termination of the Lease Term (or if Tenant discontinues use of such Roof Top Equipment), Tenant, if requested by Landlord, or if Tenant elects to do so, shall remove such Roof Top Equipment and related equipment from the Building, and shall restore all affected areas of the Building to the condition that existed before such Roof Top Equipment was installed.

(d)                                 In granting Tenant the right hereunder, Landlord makes no representation as to the legality of such Roof Top Equipment or its installation. If any federal, state, county, regulatory or other authority requires the removal or relocation of such Roof Top Equipment, Tenant shall remove or relocate such Roof Top Equipment at Tenant’s sole cost and expense, and Landlord shall under no circumstances be liable to Tenant therefor.

(e)                                  Tenant shall indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from any act or omission with respect to the installation, use, operation, maintenance, repair or disassembly of such Rooftop Equipment.

28.                               Quiet Enjoyment.  Subject to the terms of this Lease, so long as Tenant shall observe and perform all the covenants and agreements binding on it hereunder Tenant shall at all times during the term herein granted, peacefully and quietly have and enjoy possession of the Demised Premises without any encumbrance or hindrance or molestation by Landlord, except as provided for elsewhere under this Lease.

29.                               Mechanics Liens.  Tenant will not permit to be created or to remain undischarged any lien, encumbrance or charge (arising out of any work done or materials or supplies furnished, or claimed to have been done or furnished, by any contractor, mechanic, laborer or materialman or any mortgage, conditional sale, security agreement or chattel mortgage, or otherwise by or for Tenant) which might be or become a lien or encumbrance or charge upon the Building or any part thereof or the income therefrom.  Tenant will not suffer any other matter or thing whereby the estate, rights and interests of Landlord in the Building or any part thereof might be impaired.  If any lien, or notice of lien on account of an alleged debt of Tenant or any notice of contract by a party engaged by Tenant or Tenant’s contractor to work on the Demised Premises shall be filed against the Building or any part thereof, Tenant, within ten (10) days after notice of the filing thereof, will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise.  If Tenant shall fail to cause such lien or notice of lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances.  Any amount so paid by Landlord and all costs and expenses, including attorneys’ fees, incurred by Landlord in connection therewith, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.  Nothing herein contained shall obligate Tenant to pay or discharge any lien created by Landlord.

30.                               Time.  Landlord and Tenant acknowledges that time is of the essence in the performance of any and all obligations, terms, and provisions of this Lease.

31.                               Postponement of Performance.  In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, labor troubles, inability to procure labor or materials, failure of power, restrictive governmental laws or regulations, failure to obtain any permit from any governmental agency in a timely fashion, riots, insurrection, war, acts of God, fire or other casualty or other reason of a similar or dissimilar nature beyond the reasonable control of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.  The provisions of this Section shall not operate to excuse Tenant from the prompt payment of Base Annual Rent or Additional Rent or from surrendering the Demised Premises, and shall not operate to extend the term of this Lease.  Delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the reasonable control of a party.

32.                               Landlord’s Reserved Rights.  The Landlord reserves the following rights:

(a)                                 To decorate, remodel, repair, alter or otherwise prepare the Demised Premises for re-occupancy during the last ninety (90) days of the Lease Term, if during or prior to that time Tenant vacates the Demised Premises; and

(b)                                 To show the Demised Premises to prospective tenants or brokers during the last three hundred sixty five (365) days of the term of this Lease; and to show the Demised Premises to prospective purchasers at all reasonable times provided that prior notice is given to Tenant in each case and that Tenant’s use and occupancy of the Demised Premises shall not be materially inconvenienced by any such action of Landlord.

33.                               No Waiver.  No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.  No waiver by Landlord of any breach by Tenant of any of the terms, covenants, agreements, or conditions of this Lease shall be deemed to constitute a waiver of any succeeding breach thereof, or a waiver of any breach of any of the other terms, covenants, agreements, and conditions herein contained.  No custom or practice which may occur or develop between the parties in connection with the terms of this Lease shall be construed to waive or lessen Landlord’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof from Landlord to Tenant.  No employee of Landlord or of Landlord’s agents shall have any authority to accept the keys of the Demised Premises prior to termination of the Lease, and the delivery of keys to any employee of Landlord or Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Demised Premises.  The receipt by Landlord of any payment of Base Annual Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of the Rules and Regulations made a part of this Lease, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.

34.                               Limitation of Landlord’s Liability.  In consideration of the benefits accruing hereunder, Tenant and all successors and assigns of Tenant covenant and agree that in the event of any actual or alleged failure, breach or default hereunder by Landlord:  (a) the sole and exclusive remedy shall be against the interest of Landlord in the Building; (b) neither Landlord nor (if Landlord is a limited liability company) any member or (if Landlord is a partnership) any partner of Landlord nor (if Landlord is a corporation) any shareholder of Landlord, nor Rental Agent specified in Section 1(a)8 hereof nor (if Rental Agent is a partnership) any member, partner of Rental Agent nor (if Rental Agent is a corporation) any shareholder of Rental Agent shall be personally liable with respect to any claim arising out of or related to this Lease; (c) no partner or shareholder of Landlord nor any member, partner or shareholder of Rental Agent shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of Landlord); (d) no service of process shall be made against any member, partner or shareholder of Landlord nor against any member, partner or shareholder of Rental Agent (except as may be necessary to secure jurisdiction of Landlord); (e) any judgment granted against any member, partner or shareholder of Landlord or against any member, partner or shareholder of Rental Agent may be vacated and set aside at any time as if such judgment had never been granted; and (f) these covenants and agreements in this Section 34 are enforceable both by Landlord and also by any member, partner or shareholder of Landlord and by any member, partner or shareholder of Rental Agent.

35.                               Transfer of the Building.  In the event of the sale or other transfer of Landlord’s right, title and interest in the Demised Premises or the Building (except in the case of a sale-leaseback financing transaction in which Landlord is the lessee), Landlord shall transfer and assign to such purchaser or transferee all amounts of pre-paid Base Annual Rent.  Tenant shall have no right to terminate this Lease nor to abate Base Annual Rent nor to deduct from, nor set-off, nor counterclaim against Base Annual Rent because of any sale or transfer (including, without limitation, any sale-leaseback) by Landlord or its successors or assigns.  In the event of the transfer and assignment by Landlord of its interest in this Lease, Landlord shall thereby be released from any further responsibility hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations.  The term “Landlord” as used in this Lease shall mean the owner of the Building, at the time in question.  In the event of a transfer (whether voluntary or involuntary) by such owner of its interest in the Building, such owner shall thereupon be released and discharged from all covenants and obligations of the Lease thereafter accruing, but such covenants and obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership.  Upon any sale or other transfer as above provided (other than a sale-leaseback), or upon any assignment of Landlord’s interest herein, it shall be deemed and construed conclusively, without further agreement between the parties, that the purchaser or other transferee or assignee has assumed and agreed to perform the obligations of Landlord thereafter accruing.

36.                               Waiver of Counterclaim and Trial by Jury.  LANDLORD AND TENANT WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OR OCCUPANCY OF THE DEMISED PREMISES, AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY.  EXCEPT FOR ANY MANDATORY COUNTERCLAIMS THAT WOULD BE WAIVED IF NOT INTERPOSED BY TENANT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OR COUNTERCLAIMS OR CLAIMS FOR SET-OFF, RECOUPMENT OR DEDUCTION OF BASE ANNUAL RENT OR ADDITIONAL RENT IN A SUMMARY PROCEEDING FOR NONPAYMENT OF BASE ANNUAL RENT OR ADDITIONAL RENT OR OTHER ACTION OR SUMMARY PROCEEDING BASED ON TERMINATION, HOLDOVER OR OTHER DEFAULT IN WHICH LANDLORD SEEKS REPOSSESSION OF THE DEMISED PREMISES FROM TENANT.

37.                               Notices.

(a)                                 Addresses for Notices.  All notices required or desired to be given hereunder by either party to the other shall be in writing and be given in person, by reputable overnight carrier which provides receipt of delivery, or by certified or registered mail and addressed as specified in Section 1(a).  Either party may, by like written notice, designate a new address to which such notices shall be directed.

(b)                                 Effective Date of Notice.  Notice shall be deemed to be effective when delivered in person or by Federal Express, or when delivery is refused, or three (3) days after mailing, unless otherwise stipulated herein.

38.                               Brokers.  Landlord and Tenant each represents and warrants to the other that it has not employed any broker in connection with this Lease transaction, except the broker named in Section 1(a)(21).  Said broker shall be paid a brokerage commission pursuant to a separate agreement between Landlord and said broker, and Landlord and Tenant each shall indemnify and hold harmless the other from and against any claims for brokerage or other commission arising by reason of a breach by the indemnifying party of the aforesaid representation and warranty.

39.                               Intentionally Deleted.

40.                               Miscellaneous Provisions.

(a)                                 Governing Law.  The laws of the jurisdiction in which the Building is located shall govern the validity, performance and enforcement of this Lease.

(b)                                 Successors.  All rights, remedies and liabilities herein given to or imposed upon either of the parties hereto, shall extend to their respective heirs, executors, administrators, successors and assigns.  This provision shall not be deemed to grant Tenant any right to assign this Lease or to sublet the Demised Premises.

(c)                                  No Partnership.  Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

(d)                                 No Representations by Landlord.  Neither Landlord nor any employee or agent of Landlord has made any representations or promises with respect to the Demised Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are granted to Tenant except as herein expressly set forth.

(e)                                  Exhibits.  It is agreed and understood that any Exhibits referred to herein, and attached hereto, form an integral part of this Lease and are hereby incorporated by reference.

(f)                                   Pronouns.  Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the content may require such substitution or substitutions.  Landlord and Tenant herein for convenience have been referred to in neuter form.

(g)                                  Captions.  All section and paragraph captions herein are for the convenience of the parties only, and neither limit nor amplify the provisions of this Lease.

(h)                                 Landlord’s Approval.  Whenever Landlord’s consent or approval is required under the terms of this Lease, Landlord may grant or deny such consent or approval in its sole discretion unless otherwise specified herein.

(i)                                     Invalidity of Particular Provisions.  If any term or provision of this Lease or applications thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

(j)                                    Counterparts.  This Lease may be executed in several counterparts, but all counterparts shall constitute one and the same legal document.

(k)                                 Entire Agreement; Modification.  This Lease and all Exhibits hereto contain all the agreements and conditions made between the parties and may not be modified orally or in any other manner than by an agreement in writing, signed by the parties hereto.

(l)                                     Authority.  Landlord and Tenant hereby covenant each for itself, that it has full right, power and authority to enter into this Lease upon the terms and conditions herein set forth.  If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, qualified to do business in the jurisdiction in which the Demised Premises is located, that the corporation has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the corporation were authorized to do so, and that each of the persons signing on behalf of the partnership were authorized to do so.

(m)                             Examination of Lease.  Submission of this Lease for examination or signature by Tenant shall not constitute reservation of or option for Lease, and the same shall not be effective as a Lease or otherwise until execution and delivery by both Landlord and Tenant.

(n)                                 Lender’s Approval.  This Lease is contingent upon the lender who currently holds the first lien which encumbers the Building approving the Lease.  In the event that such lender does not approve the Lease, Landlord shall have the right to terminate this Lease.  Landlord shall endeavor to obtain such lender’s approval within fifteen (15) business days after the date this Lease is fully executed and delivered.

(o)                                 Covenants.  The parties hereto agree that all the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate provision hereof.

(p)                                 Interpretation.  Although the printed provisions of this Lease were drawn by Landlord, this Lease shall not be construed for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach the intended result.

(q)                                 Confidentiality.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord.  Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Project and may impair Landlord’s relationship with other tenants of the Project.  Except as required by law, including in connection with any SEC requirements concerning Tenant’s publicly traded status, Tenant agrees that it and its partners, officers, directors, employees, professionals, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion.  It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

(r)                                    OFAC Certification.  Tenant represents and warrants that it is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States.  Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

41.                               Renewal Options.

(a)                                 Provided that Tenant is still occupying at least fifty percent (50%) of the rentable area of the Demised Premises and not in default of the Lease after notice to Tenant and the expiration of the applicable notice and cure period, either at the time of exercise of the this option of upon the commencement of the Extended Term (as hereinafter defined), Tenant shall have the option to renew (herein the “Option to Renew”) the Lease for up to two (2) additional five (5) year terms (each such term being an “Extended Term” and collectively referred to as the “Extended Terms”) on the same terms, covenants and conditions of this Lease except that the triple net Base Annual Rent payable by Tenant during each such Extended Term shall either be:

(b)                                 If at the time of Tenant’s exercise of its Option to Renew, the initial Landlord, Advent Key West, LLC, shall not have previously transferred its interest in the Building to a third party, then the triple net Base Annual Rent shall be the lower of i) the prevailing market rate for comparable leases for life science lab office space in Rockville, Maryland (the “Fair Market Rental”) expressly taking into consideration the size of the Demised Premises, the length of the extended term, the creditworthiness of the Tenant, any concessions available in the market and the absence of additional Tenant Improvements or ii) 1.02 times the then escalated Base Annual Rent for the last year of the then Term; or

(c)                                  in all other instances, the triple net Base Annual Rent shall be equal to 90% of the Fair Market Rental expressly taking into consideration the size of the Demised Premises, the length of the extended term, the creditworthiness of the Tenant, any concessions available in the market and the absence of additional Tenant improvements.

(d)                                 If the Fair Market Rental calculation is used and determined as described in either Section 41(b) or Section 41(c), it shall apply to the first Lease Year of the respective Extended Term only. The Base Annual Rent (as same shall be determined and escalated from time to time as set forth herein) shall be escalated annually by 2% during each such Extended Term.

(e)                                  Provided that the aforesaid conditions are met, Tenant may exercise its Option to Renew by giving Landlord irrevocable written notice at least fifteen (15) months prior but not more than twenty-four (24) months prior to the expiration of the then applicable term of the Lease.  Once Tenant exercises its Option to Renew as set forth above, Tenant may not revoke said notice and shall be deemed to have renewed the lease for the entire particular exercised Extended Term. If Tenant shall fail to timely exercise the aforesaid Option to Renew for the first Extended Term, then and in such event, all right of Tenant to both Extended Terms hereof shall be of no further force or effect, time being of the essence. If Tenant shall have exercised its Option to Renew for the first Extended Term, but fail to timely exercise the aforesaid Option to Renew for the second Extended Term, then and in such event, all right of Tenant to the second Extended Term hereof shall be of no further force or effect, time being of the essence. Notwithstanding the forgoing, Tenant shall not be entitled to any construction allowance during either Extended Term, nor shall Tenant be entitled to any renewal term beyond the second Extended Term.

(f)                                   In the event the parties are unable to agree upon the Fair Market Rental for either of the Extended Terms, within thirty (30) days following Tenant’s written notice to Landlord exercising its option, the Fair Market Rental shall be determined by a board of three (3) licensed real estate brokers, once of whom shall be named by Landlord, one by Tenant, and the third selected by the two (2) brokers selected by the Landlord and the Tenant. All of said brokers shall be licensed real estate brokers in the State of Maryland, shall specialize in commercial leasing having not less than ten (10) years’ experience in the specific submarket and space product type in which the Building is located and shall be recognizes as ethical and reputable within their industry.

(g)                                  Within fifteen (15) days after the third broker is selected, each broker shall submit his or her determination of said Fair Market Rental.  The Fair Market Rental for the Extension Term shall be the average of the three (3) determinations; provided, however, that if two of the brokers are within five percent (5%) of each other and the third broker is not within five percent (5%) of either of the other two appraisals, then the average of the two appraisals which are within five percent (5%) of each other shall be used.

42.                               Right of First Offer.  The parties acknowledge that Landlord is currently negotiating with a prospective tenant (the “Prospective 9713 Tenant”) to lease a portion of the 1st floor of the 9713 Building and/or the entire 5th floor of the 9713 Building (if Landlord enters into a lease with the Prospective 9713 Tenant, such lease is hereinafter referred to as the “9713 Tenant Lease”).  Provided that (i) the existing occupant (and its successors and assigns) of the “Additional Space” (as defined below) does not extend or renew the term of its lease, (ii) the Prospective 9713 Tenant does not exercise any option that is contained in the 9713 Tenant Lease to lease the Additional Space on the first floor of the 9713 Building, and (iii) no other tenant of the 9713 Building or the 9717 Building, as applicable, exercises any option that is contained in its lease to lease the Additional Space, (iii) Tenant is not in default under this Lease, and (iv) there are at least three (3) years remaining in the term of this Lease,  Landlord shall deliver a written notice (the “Right of First Offer Notice”) to Tenant which advises Tenant that Landlord desires to lease the Additional Space.  As used herein, “Additional Space” shall mean any space in either the 9713 Building or the 9717 Building that becomes available for lease.  Notwithstanding anything herein to the contrary, to the extent there is Additional Space available in both the 9713 Building and the 9717 Building, Tenant shall first lease all of the available space in the 9717 Building before leasing space in the 9713 Building.  In the event that Landlord and Tenant enter into a written agreement within thirty (30) days after the date that Landlord delivers the Right of First Offer Notice to Tenant, which written agreement sets forth the terms and conditions under which Tenant will lease from Landlord the Additional Space, then Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Additional Space in accordance with such written agreement.  In the event that Landlord and Tenant do not, within thirty (30) days after the date that Landlord delivers the Right of First Offer Notice to Tenant, enter into a written agreement which specifies the terms and conditions under which Tenant will lease the Additional Space from Landlord, then Landlord shall have the right to lease all or any portion of the Additional Space to any party.

43.                               Right of First Opportunity.

(a)                                 Until December 31, 2023, Tenant shall have the continuous and recurring right of first opportunity (the “Right of First Opportunity”) to lease any unleased portion of the first (1st) floor of 9717 Key West Avenue (“Expansion Space”) in accordance with the terms of this Section 43.  If Landlord has received a written proposal, term sheet or letter of intent (collectively, the “Offer Sheet”) from or on behalf of a prospective tenant (the “Active Prospect”) to lease any portion of the Expansion Space, Landlord shall deliver a written notice (the “Right of First Opportunity Notice”) to Tenant which advises Tenant that Landlord desires to lease the Expansion Space that is set forth in the Right of First Opportunity Notice, which notice shall be accompanied by a copy of the Offer Sheet.  If Tenant exercises its right to lease the applicable portion of the Expansion Space in accordance with the following provisions of this Section 43, the terms for said Expansion Space shall be at Tenant’s then-current escalated rent, the term shall be coterminous with the term with respect to the Demised Premises and shall include a pro-rated concession allowance equal to Tenant’s initial total concession package (including but not limited to tenant improvement allowance and rental abatement).  In the event Tenant does not, within ten (10) business days after receiving the Right of First Opportunity Notice, deliver a written notice to Landlord which states that it is exercising its right to lease such Expansion Space, Landlord shall have up to one hundred eighty (180) days after the expiration of said ten (10) business day period to lease all or any portion of the first (1st) floor of the 9717 Building to such Active Prospect.  If a lease is not consummated within such one hundred eighty (180) day period, then Tenant’s Right of First Opportunity shall again become continuous and recurring.  Notwithstanding anything herein to the contrary, if Tenant timely exercises its right to lease the Expansion Space, but does not enter into a lease amendment to lease such space within forty-five (45) days after the date it exercises its right to lease such Expansion Space, then Tenant shall have no right to lease such Expansion Space, and Landlord shall have the right to lease such Expansion Space to any other party.

(b)                                 In the case that Tenant does not exercise the Right of First Opportunity and the Expansion Space is leased to another tenant, Landlord, at Landlord’s sole cost and expense shall fully demise the Expansion Space from the balance of the 9717 Building.  Demising will include, but not be limited to: finished and painted sheetrock on all demising walls, elevators locked to Expansion Space, etc.

(c)                                  In the event Landlord enters into a lease with an Active Prospect, and the space again becomes available for lease, then subject to the provisions of Section 43(d), the provisions of Section 43 shall again be applicable.

(d)                                 Notwithstanding anything herein to the contrary, from and after January 1, 2024, the provisions of this Section 43 shall be null and void and of no further force or effect.

44.                               Self-Help Right.  If Landlord fails to complete any repairs or maintenance to or in the Demised Premises that Landlord is obligated to complete under the terms of this Lease, and such failure materially and adversely interferes with Tenant’s access to, or use and enjoyment of the Demised Premises for regular conduct of its business operations therein, Tenant may deliver written notice thereof to Landlord (“Initial Notice”).  The Initial Notice must specifically describe the action that is required of Landlord to satisfy the requirements of this Lease with respect to the Demised Premises.  If within ten (10) business days of receiving Tenant’s Initial Notice, Landlord fails to cure or commence to cure the items specified in the Initial Notice or fails to provide written notice to Tenant that Landlord reasonably and in good faith believes that Landlord completed the applicable repair or maintenance obligation or that Landlord is not obligated to complete such repair or maintenance obligation, then Tenant may deliver to Landlord a second notice (“Reminder Notice”).  The Reminder Notice must specify that Tenant will have the rights granted under this Section 44 if Landlord fails to cure or commence to cure the specified items within five (5) business days of receipt of the Reminder Notice.  Such Reminder Notice shall also state in bold text “FAILURE TO CURE OR COMMENCE TO CURE THE ITEMS SPECIFIED HEREIN WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN TENANT’S RIGHT TO CURE SUCH ITEMS IN ACCORDANCE WITH SECTION 44 OF THE LEASE.”  If (i) Landlord fails to take or commence to take (and diligently pursue to completion) the required action within five (5) business days of receiving the Reminder Notice or fails to provide written notice to Tenant that Landlord reasonably and in good faith believes that Landlord completed the applicable repair and maintenance obligation or that Landlord is not obligated to complete such repair or maintenance obligation; and (ii) Tenant in good faith believes that it can complete such repairs or maintenance, then Tenant may, subject to the terms of this Section 44, proceed to take the required action with respect to the Demised Premises (but solely on its own behalf, and not as the agent of Landlord).  Landlord shall reimburse Tenant for Tenant’s reasonable, third-party, out-of-pocket costs and expenses in taking such action within thirty (30) days after receiving an invoice from Tenant setting forth a reasonably particularized breakdown of such costs and expenses.  If Tenant seeks to cure or remedy any event or condition that gives rise to Tenant’s remedies set forth in this Section 44, then Tenant shall (1) proceed in accordance with all applicable governmental law; (2) use only such contractors as are duly licensed in the State of Maryland and who perform such work in comparable buildings in the normal course of their business; (3) upon commencing such work, complete the same within a reasonable period of time; and (4) effect such work in a first-class, good and workmanlike manner.  Notwithstanding the foregoing, the provisions of this section shall not apply in the event the Demised Premises are damaged by fire, casualty or other event covered by Section 20.  If Landlord fails to pay to Tenant when due any sum which Tenant is entitled to recover from Landlord pursuant to this Section 44, and such failure continues for thirty (30) days after notice from Tenant to Landlord of such failure, then Tenant may credit the amount Landlord failed to pay against Base Monthly Rent due under this Lease, provided that the amount that shall be credited against the Base Monthly Rent each month shall not exceed twenty percent (20%) of the Base Monthly Rent until such unpaid amount is reimbursed in full (or such higher percentage as necessary for Tenant to be reimbursed in full prior to the expiration of the Lease Term through such monthly credits).  If Tenant exercises its cure rights under this Section 44, and any work performed by Tenant affects the base Building systems or the structural elements of the Building, then Tenant shall use only those contractors used by Landlord in the Building for work on such Building systems or structure, unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings.

IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

ADVENT KEY WEST, LLC, a Delaware limited liability company

/s/ Peter Rosan	By:	/s/ Neal Gumbin	(SEAL)
	Name:	Neal Gumbin
	Title:	Authorized Signatory

WITNESS/ATTEST:	TENANT:

SUPERNUS PHARMACEUTICALS, INC., a Delaware corporation

/s/ Frank Mottola	By:	/s/ Jack Khattar	(SEAL)
	Name:	Jack Khattar
	Title:	President & CEO

EXHIBIT A

Floor Plan of Demised Premises
[§2(a)]

SUPERNUS = 25,832 RSF

SUPERNUS TOTAL

FLOOR 1	25,832 RSF
FLOOR 2	54,889 RSF
FLOOR 3	55,295 RSF
TOTAL	**136,016 RSF**

KEY PLAN

BOMA CALCULATION SUPERNUS

FLOOR 1 AREA PLANS

2017 MODIFIED BOMA TABULATION

DAC ARCHITECTS

01.22.19

SUPERNUS = 28,101 RSF (BLDG 9715) + 26,788 RSF (BLDG 9717) = 54,889 RSF

BUILDING 9715
FLOOR 2
BUILDING 9717
FLOOR 2
BUILDING 9715
FLOOR 2
KEY PLAN

BOMA CALCULATION SUPERNUS
FLOOR 2 AREA PLANS
2017 MODIFIED BOMA TABULATION

ARCHITECTS
01.22.19

EXHIBIT B

RULES AND REGULATIONS

[§8]

1.                                      No part of the whole of any sidewalks, plaza areas, entrances, loading docks, passages, courts, elevators, vestibules, stairways, corridors, balconies or halls of the Building shall be obstructed or encumbered by any tenant or used for any purpose other than that expressly provided for in the Lease.

2.                                      No awnings or other projections shall be attached to the outside walls, balconies or windows of the Building.  No curtains, blinds, shades, or screens other than Building Standard window coverings, shall be attached to or hung in, or used in connection with, any window or door of the space demised to any tenant.

3.                                      No showcases or other articles, including furniture, shall be put on the balcony, in front of or affixed to any part of the exterior of the Demised Premises, or placed in the halls, corridors, vestibules, balconies or other appurtenant or public parts of the Building.

4.                                      Any water and wash closets and other plumbing fixtures in any Demised Premises or the Building shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances (including, without limitation, coffee grounds) shall be thrown therein.

5.                                      Except as provided in the Lease, no tenant shall bring or keep, or permit to be brought or kept, any inflammable, combustible, or explosive fluid, material, chemical, or substance in or about the space demised to such tenant.

6.                                      Except as permitted in the Lease and except for the hanging of artwork on interior walls, no tenant shall make, paint, drill into, or in any way deface, any part of the interior or exterior of the Building or the space demised to such tenant.  No boring, cutting, or stringing of wires shall be permitted.

7.                                      No tenant shall cause or permit any odors to emanate from the space demised to such tenant.

8.                                      Tenant shall promptly report to the Landlord any cracked or broken glass on the Demised Premises.

9.                                      No tenant shall make, or permit to be made, any noises which may be heard outside of such tenant’s Demised Premises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of any musical instrument, radio, television set, or other audio device, unmusical noise, whistling, singing, or in any other way.  Nothing shall be thrown out, or off, of any doors, windows, balconies or skylights or down any passageways.

10.                               Each tenant must, upon the termination of his tenancy, return to Landlord all keys to offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any such keys, such tenant shall pay Landlord the reasonable cost of replacement keys or locks (at Landlord’s option).

11.                               Intentionally Deleted.

12.                               No tenant shall engage or pay any employees in the Building, except those actually working for such tenant in the Building, nor advertise for laborers giving an address at the Building.

13.                               Landlord shall have the right to prohibit any advertising by any tenant which names the Building by its address or name, and which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon notice from Landlord, such tenant shall refrain from or discontinue such advertising.

14.                               Each tenant, before closing and leaving the space demised to such tenant at any time, shall see that all entrance doors are locked.

15.                               No space demised to any tenant shall be used, or permitted to be used, for lodging or sleeping.

16.                               The requests of tenants will be attended to only upon verbal or written request to Landlord or Landlord’s designated Rental Agent.  Building employees shall not be required to perform, and shall not be requested by any tenant to perform, any work outside of their regular duties, unless under specific instructions from Landlord.

17.                               Canvassing, soliciting, and peddling in the Building are prohibited, and each tenant shall cooperate in seeking their prevention.

18.                               There shall not be used in the Building, either by any tenant or by any of tenant’s employees, agents, or invitees, in the delivery or receipt of merchandise, freight, or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may require.

19.                               No animals of any kind shall be brought into or kept about the Building by any tenant, excluding “Assistance Dogs”.

20.                               Intentionally Deleted.

21.                               All equipment and machinery belonging to any tenant which causes noise, vibration or electrical interference that may be transmitted to the structure of the Building or to any space therein to such degree to be objectionable to Landlord and any tenant in the Building shall be installed and maintained by each such tenant, at such tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise or vibration.

22.                               No bicycles are permitted in the Building or to be attached or stored on any part of the Building’s rails, doors, balconies or other parts, provided, however, upon Tenant’s request, Landlord shall endeavor to install a bicycle rack for the Building.

23.                               No Building or suite doors shall be propped open at any time.

24.                               Each tenant shall cooperate with any efforts of Landlord to conserve energy.

25.                               Each tenant shall light any windows of the Demised Premises and exterior signs and turn the same off to the extent required by Landlord.

26.                               There shall be no smoking of any kind, including, without limitation, electronic cigarettes, e-cigs, vapor pens, etc. in the Building or within twenty-five (25) feet of any entrance to the Building.

EXHIBIT C

CERTIFICATE OF COMMENCEMENT
[§3(b)]

THIS CERTIFICATE OF COMMENCEMENT (“Certificate”) is made this 1st day of February, 2019, by and between ADVENT KEY WEST, LLC, a Delaware limited liability company (“Landlord”), and SUPERNUS PHARMACEUTICALS, INC., a               corporation (“Tenant”).

WHEREAS, Landlord and Tenant have entered into a Deed of Lease dated January 31, 2019 (“Lease”);

WHEREAS, the Commencement Date of the Lease, as described in Section 1 thereof, is dependent upon the occurrence of certain events; and

WHEREAS, those certain events have occurred and Landlord and Tenant now desire to specify the Commencement Date of the Lease Term for purposes of establishing the term of the Lease and the schedule for payment of rent during said period.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant warrant and represent each to the other as follows:

1.                                      The Commencement Date of the Lease Term is February 1, 2019.

2.                                      The Expiration Date of the Lease Term is April 30, 2034.

IN WITNESS WHEREOF, Landlord and Tenant do hereby execute this Certificate under seal on the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

ADVENT KEY WEST, LLC, a Delaware limited liability company

	By:	Neal Gumbin

/s/ Peter Rosan	By:	/s/ Neal Gumbin	(SEAL)
	Name:	Neal Gumbin
	Title:	Authorized Signatory

WITNESS/ATTEST:	TENANT:

SUPERNUS PHARMACEUTICALS, INC., a Delaware corporation

/s/Frank Mottola	By:	/s/ Jack Khattar	(SEAL)
	Title:	President & CEO
	Date:	January 31, 2019

EXHIBIT D

INTENTIONALLY DELETED

EXHIBIT E

WORK AGREEMENT
[§6]

This Exhibit is attached to and made a part of that certain Lease dated as of January 31, 2019 (the “Lease”), by and between ADVENT KEY WEST, LLC (“Landlord”) and SUPERNUS PHARMACEUTICALS, INC. (“Tenant”).  Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease.

1.                                      Tenant’s Authorized Representative.  Tenant designates Frank Mottola and Jim Gorsk (each of which shall be a “Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, change orders and approvals pursuant to this Exhibit.  Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative.

2.                                      As-Is.  Landlord is leasing the Demised Premises to Tenant in its as-is condition.  All of the work to be performed in initially finishing and completing the Demised Premises shall be performed by Tenant pursuant to this Exhibit E and pursuant to all other applicable provisions of the Lease including, without limitation, insurance, damage and indemnification provisions, and such work shall be deemed to be alterations for all purposes of the Lease.  Tenant’s taking of possession of the Demised Premises shall constitute Tenant’s acknowledgment that the Demised Premises are in good condition and that all obligations of Landlord have been fully satisfied.

3.                                      Costs.

(a)                                 Tenant shall pay all expenses incurred in connection with Tenant’s Work over and above the “Construction Allowance” (as defined below) as follows.

(b)                                 Landlord shall pay to Tenant (or upon Tenant’s written request to Tenant’s general contractor, architect and engineer) the product of Seventy Five and 00/100 Dollars ($75.00) multiplied by the number of square feet of rentable area contained within the Demised Premises (such product shall hereinafter be referred to as the “Construction Allowance”) as a reimbursement to Tenant for the costs of performing alterations and improvements to the Demised Premises, including architectural costs, preparing space plans, and preparing mechanical, electrical and plumbing working drawings (the “Tenant’s Work”).  The Construction Allowance shall be paid by Landlord to Tenant in accordance with the provisions of Sections 3(c) and 3(d) below.  Landlord shall have the right to deduct from the Construction Allowance a construction oversight fee in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00).  Despite the foregoing, Tenant shall pay all costs of performing the Tenant’s Work that are in excess of the Construction Allowance.

(c)                                  Periodically (but not more often than once per calendar month), Tenant shall deliver to Landlord an invoice from contractors or materialmen who have supplied labor or materials for Tenant’s Work.  Such invoice shall contain (or be accompanied by) a certification by Tenant and Tenant’s architect in the form of A.I.A. Document G702 “Application and Certificate for Payment” that the labor or materials for which Tenant is seeking reimbursement has been satisfactorily performed or delivered to the Demised Premises in accordance with the terms of the

Lease.  Within thirty (30) days after receiving any such invoice (and certifications), Landlord shall pay to Tenant (or upon Tenant’s written request, to Tenant’s general contractor, architect or engineer) the amount that is set forth in such invoice; provided:  (A) such request is accompanied by a copy of the invoice for such expenses marked “paid”; (B) copies of all contracts, bills, vouchers, change orders and other information relating to the expenses for which reimbursement is being sought as may be requested by Landlord shall be made available to Landlord by Tenant; (C) the work and materials for which payment is requested are performed in accordance with the working drawings approved by Landlord; (D) the work for which payment is requested has been performed both by a contractor and in accordance with a construction contract (including retainage provisions) approved by Landlord; (E) the work and materials for which payment is requested have been physically incorporated into the Demised Premises, free of any security interest, lien or encumbrance; and (F) Tenant delivers to Landlord lien waivers from all contractors and materialmen for the work or materials for which such draw payment is being made.  Each payment made by Landlord hereunder with respect to payments to Tenant’s general contractor and subcontractors shall be subject to retainage of ten percent (10%).  Upon completion of the Tenant’s Work, Tenant shall provide to Landlord (i) a valid certificate of occupancy for the Demised Premises, and (ii) a certificate of completion from Tenant’s architect with respect to the Tenant’s Work.

(d)                                 Landlord shall pay the retainage to Tenant (or upon Tenant’s written request, to Tenant’s general contractor, architect or engineer) within thirty (30) days after the last to occur of the following: (A) final completion of all of the Tenant’s Work in accordance with the terms of this Lease, (B) evidence of the satisfaction of the requirements of governmental authorities with respect thereto, (C) receipt of releases of lien from all contractors and materialmen who supplied labor or materials for the Tenant’s Work, (D) Landlord’s receipt of paid invoices evidencing that Tenant has actually paid to materialmen and contractors who have supplied materials or labor for the Tenant’s Work an amount equal to or in excess of the Construction Allowance, and (E) Tenant having commenced to use the Demised Premises for office use in accordance with the terms of this Lease.  If the Construction Allowance is not fully utilized by the date which occurs one (1) year after the date of this Lease, the unused portion of the Construction Allowance shall be retained by Landlord.

(e)                                  Prior to Lease execution, Landlord shall have paid to Tenant’s architect Eight Thousand and 00/100 Dollars ($8,000.00) (the “Test Fit Allowance”) to perform a test fit of the Demised Premises.  To the extent Landlord pays any money to Tenant’s architect in excess of the Test Fit Allowance, such excess amounts shall be deducted from the Construction Allowance.

4.                                      Schedule.

(a)                                 Tenant shall submit to Landlord a final space plan and all specifications, details, finishes (including, without limitation, paint and carpet selections), elevations and sections, all as approved by Tenant, on or before April 1, 2019.  Such space plan shall indicate partition and space layout and proposed fixturing, door location, special equipment types, materials and colors, reflected ceiling plan (including lighting, materials and sprinkler heads), floor load requirements exceeding fifty (50) pounds per square foot live load, telephone and electrical outlet locations.

(b)                                 Tenant shall submit to Landlord final architectural and engineering working drawings approved by Tenant on or before June 1, 2019.  Such architectural working drawings shall include: master legend, construction and floor plan, reflected ceiling plan, telephone and electrical outlet layout and usage system, finish plan, sign, window and storefront details (if any), and all architectural details, elevations, specifications and finishes necessary to construct the Demised Premises.  Said drawings, when approved by Landlord, are referred to herein as the “Final Construction Drawings.”

5.                                      Approval.  All plans and drawings (and changes thereto) shall be subject to Landlord’s written approval.  Landlord shall not unreasonably withhold or delay its consent to such plans and drawings.  Notwithstanding anything herein to the contrary, any alterations or improvements which connect into the Building’s systems, or which are made to the exterior of the Demised Premise or the Building, or which are visible from the exterior of the Demised Premises or the Building shall be subject to Landlord’s prior written approval, in its sole and absolute discretion.

6.                                      Change Orders.  All additional expenses attributable to any change order requested by Tenant and approved by Landlord, shall to the extent that it would cause the total construction costs to exceed the Construction Allowance, be payable by Tenant prior to the performance of the work contemplated by such change order.

7.                                      General Requirements.

(a)                                 Tenant construction shall proceed only on the basis of approved drawings.  Changes that occur during actual construction that differ from the approved drawings will require alterations at Tenant’s expense to restore compliance with approved drawings.  No drawings are considered “approved” unless they bear Landlord’s signature of approval.

(b)                                 Landlord shall have no obligation or responsibility to Tenant in respect of minor deviations in the actual dimensions of the Demised Premises.  Tenant shall have the affirmative obligation to conduct an on-site verification of all measurements and dimensions prior to letting any contracts for the performance of Tenant’s Work and prior to ordering the fabrication of any trade fixtures.

(c)                                  Upon Landlord’s approval of the Final Construction Drawings, Tenant shall submit the following:

1.                                      Names of all contractors and subcontractors (all of which shall be subject to Landlord’s approval);

2.                                      Tenant insurance coverage;

3.                                      Copy of building permit(s);

4.                                      Completion schedule from Tenant’s contractor; and

5.                                      Proof of utility application/deposit to Landlord.

8.                                      Performance of Tenant’s Work.  Tenant will perform and complete Tenant’s Work in compliance with such reasonable rules and regulations as Landlord and its architect and contractor, or contractors, may make.

9.                                      Completion of Tenant’s Work.  At such time as Tenant’s Work shall be completed, Tenant, at its sole cost and expense and without cost to Landlord shall:

(a)                                 Furnish evidence satisfactory to Landlord that all of Tenant’s Work has been completed and paid for in full (and such work has been accepted by Landlord), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating thereto are outstanding;

(b)                                 Furnish to Landlord all certifications and approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Demised Premises;

(c)                                  Furnish Landlord with a CD-ROM which contains reproducible “as built” drawings of the Demised Premises; and

(d)                                 Furnish an affidavit from Tenant’s architect certifying that all work performed in the Demised Premises is in accordance with the working drawings and specifications approved by Landlord.

10.                               Work Standards.  All of Tenant’s Work shall be done and installed in compliance with all applicable laws.

11.                               Permits.  As expeditiously as possible, Tenant shall file all applications, plans and specifications, pay all fees and obtain all permits, certificates and other approvals required by the jurisdiction in which the Building is located and any other authorities having jurisdiction in connection with the commencement and completion of Tenant’s Work, and diligently and in good faith pursue same so that all permits and approvals are issued as soon as practicable.  If minor modifications are at any time required by government authorities to any such plans or specifications, then Tenant shall make such modifications.  Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items.  Tenant shall obtain a Certificate of Occupancy and all other approvals required for Tenant to use and occupy the Demised Premises and to open for business to the public.  Copies of all building permits/occupancy permits are to be forwarded to Landlord.

12.                               Contractor Insurance.  Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required of Tenant pursuant to the Lease, the following types of insurance:

(a)                                 Builder’s Risk Insurance.  At all times during the period between the commencement of construction of Tenant’s Work and the date on which Tenant opens the Demised Premises for business with a valid certificate of occupancy in place, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk Form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant’s Work in place and all materials stored at the site of Tenant’s Work, and all materials, equipment, supplies and temporary structures of all kinds incident to Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Demised Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times.  Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b)                                 Worker’s Compensation.  At all times during the period of construction of Tenant’s Work, Tenant’s contractors and subcontractors shall maintain in effect statutory worker’s compensation as required by the jurisdiction in which the Building is located.

13.                               Contractor Liability.  Tenant assumes the responsibility and liability for any and all injuries or death of any or all persons, including Tenant’s contractors and subcontractors, and their respective employees, and for any and all damages to property caused by, or resulting from or arising out of any act or omission on the part of Tenant.  Excluding Landlord’s gross negligence and willful misconduct, Tenant’s contractors or subcontractors or their respective employees, in the prosecution of Tenant’s Work, and with respect to such work, agree to indemnify and save free and harmless Landlord from and against all losses and/or expenses, including reasonable legal fees and expenses which they may suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged; and Tenant and Tenant’s contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits.  Tenant agrees to insure this assumed liability in its policy of Broad Form Commercial General Liability insurance and the certificate of insurance or copy of the policy that Tenant will present to Landlord shall so indicate such contractual coverage.

14.                               Coordination.  Tenant’s Work shall be coordinated with any other work being performed by Landlord and other tenants in the Building so that Tenant’s Work will not interfere with or delay the completion of any other construction work in the Building.

15.                               Loads.  No item shall be mounted on or hung from the interior or exterior of the Building by Tenant without Landlord’s prior written approval.  If Tenant desires to mount or hang anything, Tenant shall notify Landlord of the loads involved and shall pay all costs involved.

16.                               Ducts.  Tenant shall permit Landlord or its agent to install, maintain, repair and replace in the ceiling space and/or under the concrete slab, adjacent to demising partitions and free standing columns, electrical, water or other lines and/or ducts that may be required to serve the common areas or others in the Building.

17.                               Contractor Responsibilities.  It shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to:

(a)                                 Maintain continuous protection of any premises adjacent to the Demised Premises in such a manner (including the use of lights, guardrails, barricades and dust-proof partitions where required) as to prevent any damage to the Building or any adjacent premises by reason of the performance of Tenant’s Work.

(b)                                 Secure all parts of Tenant’s Work against accident, storm, and any other hazard.  However, no barricades or other protective device shall extend more than two (2) feet beyond the Demised Premises.  In addition to the foregoing, Tenant’s barricade or other protective device shall be attractive in appearance, shall extend across the frontage and full height of the Demised Premises and shall be of materials approved by Landlord.

(c)                                  Comply strictly with the Rules and Regulations and Procedures set forth in Exhibit E, Schedule I, and Tenant agrees to be responsible for any violations thereof.  Remove and dispose of, at Tenant’s sole cost and expense, at least daily and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from Tenant’s Work, and upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Building or in proximity thereto which was brought in or created in the performance of Tenant’s Work (including stocking refuse).  If at any time Tenant’s contractors and subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials, or temporary structures, Landlord at its sole option may remove the same at Tenant’s expense without prior notice.

(d)                                 Use only the Demised Premises for the performance of Tenant’s Work.  Entry into areas unrelated to the performance of Tenant’s Work is prohibited.

(e)                                  Guarantee that the work done by it will be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Tenant shall also require that any such contractors and subcontractors shall be responsible for the replacement or repair without charge for any and all work done or furnished by or through such contractors or subcontractors which becomes defective within one (1) year after completion.  Replacement or repair of such work shall include, without charge, all expenses and damages in connection with such removal, replacement, or repair of all or any part of such work, or any part of the Building which may have been damaged or disturbed thereby.  All warranties or guarantees as to materials or workmanship or with respect to Tenant’s Work shall be contained in the contract or subcontract, which shall provide that said guarantees or warranties shall inure to the benefit of both Landlord and Tenant and be directly enforceable by either of them.  Tenant covenants to give to Landlord any assignment or other assurance necessary to effect such right of direct enforcement.

EXHIBIT E

SCHEDULE I

The following are rules and procedures to be followed by contractors when working in or around the Demised Premises or Building:

1.                                      Provide a trash can with a lid to dispose of lunches and food.  Trash must not be allowed to accrue in the open lease spaces.  This is to avoid fire and rodent hazards.

2.                                      Access into spaces under construction must be limited to one door.  If an unfinished lease space has two doors, one must be locked.  Passage can occur through the door most convenient to the freight elevator and should have a temporary foot mat.

3.                                      No access to the Building’s interior lobby or corridors will be permitted at any time.

4.                                      All unused entry doors to vacant areas must be closed at all times and locked.

5.                                      Construction employees must conduct themselves as mature gentlemen and ladies when working in tenant occupied spaces and all public spaces.

6.                                      Loud radios are prohibited in all work areas.

7.                                      Noisy operations such as chopping, etc. are to be done after hours, unless prior consent is given.

8.                                      All work performed outside of normal working hours must be coordinated with the Building manager for security reasons.  No one will be allowed access without prior permission.

9.                                      Every effort must be made to avoid disturbance of any other tenant’s normal business operations.  Punch list corrections must be performed only with the tenant’s permission, in advance.  If an operation underway proves disturbing to a tenant it must be discontinued immediately and performed outside of normal business hours

EXHIBIT F

PERMITTED EQUIPMENT

Item	Make	Required Utilities	Dimensions (LxWxH)
Blend Master Laboratory Blender (BL-02)	Patterson-Kelley	120V	4’ x 2’-4” x 5’-3”
Blend Master Laboratory Blender (RDBL-03)	Patterson-Kelley	120V	4’ x 2’-4” x 5’-3”
Blister Pkg. Machine (BP-01)	IMA	480V-3 Phase; Compressed Air	16’-6” x 3’ x 5’-6”
O’Hara Labcoat II-X Tablet Coater (CT-01)	O’Hara	480V-3 Phase-30Amp; Compressed Air	4’-6” x 5’ x 6’-6”
Qualicaps CWI-40 Capsule Weight Inspection Machine (CW-02)	Qualicaps	20A-480V-3 Phase; Compressed Air	3’ x 3’ x 7’
Yamato Drying Oven (DO-03)	Yamato	120V	3’ x 2’-8” x 5’
Yamato Drying Oven (DO-04)	Yamato	120V	3’ x 2’-8” x 5’
Fuji-Paudal QJ-400G Dome Spheronizer (DS-01)	Fuji-Paudal	220V-3 Phase-30Amp	Base: 4’-1” x 2’ x 4’-5” Cont: 2’-2” x 1’-8” x 3’-6”
Fuji-Paudal DG-L2 Dome Granulator (GR-02)	Fuji-Paudal	250V-3 Phase-30Amp	Base: 3’-6” x 2’ x 3’-8” Cont: 2’-2” x 1’-8” x 3’-6”
MG2 Futura Encapsulator (EN-01)	IMA America	480V-3 Phase	Base: 4’ x 4’ x 6’-6” Cont: 3’ x 3’-3” x 7’-6” Vacu: 4’-8” x 2’ x 4’-8”
Floor Scale (FS-01)	Pennsylvannia Scale	120V
Glatt GPCG-1, Fluid Bed Processor (GP-01)	Glatt	220V-3 Phase-30Amp; Compressed Air	5’-6” x 2’-6” x 7’-4”
Glatt VG-65M, Vertical Granulator (GR-01)	Glatt	250V-3 Phase-60Amp; Compressed Air	5’ x 3’ x 6’-5”
Lumonics Laser System & Resonetics Tablet Drilling Equipment (LD-01)	Lumonics/Resonetics	208V-3 Phase-60Amp; Compressed Air; Chiller: 208V-3 Phase-9Amp	8’ x 10’ x 7’
Quadro Comil (ML-02)	Allen-Bradley	208-230/480V-3 Phase-2-5Amp	5’ x 3’ x 5’
Refrigerator (RF-01)	Puffer-Hubbard	120V	7’-1” x 3’ x 6’-8”
Piccola Tablet Press (TP-03)	Piccola	220V-3 Phase	Base: 2’-6” x 2’-6” x 5’-10” Comp: 2’ x 2’-2” x 5’
1 Cu. Ft Blender (BL-03)	Patterson-Kelley	250V-3Phase	3’-9” x 4’-2” x 5’-9”
Fitz Mill Communitor (ML-01)	Fitz Mill	480V-3 Phase	2’-4” x 2’-6” x 4’-6”
Vector LDCS (RDCS-01)	Vector	230V-3 Phase-30Amp; Compressed Air	3’-5” x 3’ x 5’

Item	Make	Required Utilities	Dimensions (LxWxH)
Glatt TMG 1/6 (RDTMG-01)	Glatt	220V-3 Phase	3’-7” x 2’-1” x 5’-4”
Glatt GPCG-10, Fluid Bed Processor	Glatt	480V-3 Phase; Compressed Air

EXHIBIT G

PROPORTIONATE SHARE CALCULATIONS